  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1998

                                                REGISTRATION NO. 333-58453
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ---------------

                              AMENDMENT NO.1

                                    TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            INTEGRAL SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MARYLAND                     541512                     52-1267968
   (STATE OR OTHER
   JURISDICTION OF
   INCORPORATION OR
    ORGANIZATION)
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                                (I.R.S.
                                                         EMPLOYERIDENTIFICATION
                                                                NUMBER)

                        5000 PHILADELPHIA WAY, SUITE A
                          LANHAM, MARYLAND 20706-4417
                                (301) 731-4233
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             STEVEN R. CHAMBERLAIN
                            CHIEF EXECUTIVE OFFICER
                            INTEGRAL SYSTEMS, INC.
                        5000 PHILADELPHIA WAY, SUITE A
                          LANHAM, MARYLAND 20706-4417
                                (301) 731-4233
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

      JOHN L. SULLIVAN, III, ESQ.              ROBERT H. WERBEL, ESQ.
      WALLACE E. CHRISTNER, ESQ.                GUY N. MOLINARI, ESQ.
        ANDREA S. KAUFMAN, ESQ.                  WERBEL & CARNELUTTI
   VENABLE, BAETJER AND HOWARD, LLP          A PROFESSIONAL CORPORATION
    2010 CORPORATE RIDGE, SUITE 400               711 FIFTH AVENUE
           MCLEAN, VA 22102                   NEW YORK, NEW YORK 10022
            (703) 760-1600                         (212) 832-8300

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after this Registration Statement is declared effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED         REGISTERED(1)    PER SHARE(2)   PRICE(2)       FEE
---------------------------------------------------------------------------------
Common Stock, $0.01 par
 value.................  1,725,000 Shares     $15.56     $26,841,000    $7,918

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 225,000 shares of Common Stock which may be purchased by the Underwriters solely to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. The above calculation is based on the average of the high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on July 8, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY +
+OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 13, 1998

PROSPECTUS

                             1,500,000 SHARES

                             INTEGRAL SYSTEMS, INC.

                                  COMMON STOCK

  Of the 1,500,000 shares of Common Stock, par value $.01 (the "Common Stock"), of Integral Systems, Inc. ("the Company") offered hereby (the "Offering"), 1,300,000 shares are being sold by the Company and 200,000 shares are being sold by certain of the Selling Stockholders (as defined below). See "Principal and Selling Stockholders".

  The Common Stock is currently quoted on the Nasdaq SmallCap Market under the symbol "ISYS." The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the same symbol. On July 8, 1998, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $15.25 per share. See "Price Range of Common Stock."

                                  -----------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 7 HEREOF.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           PROCEEDS TO
                         PRICE TO UNDERWRITING PROCEEDS TO   SELLING
                          PUBLIC  DISCOUNT(1)  COMPANY(2)  STOCKHOLDERS
-----------------------------------------------------------------------
Per Share..............   $          $            $           $
-----------------------------------------------------------------------
Total(3)...............   $          $            $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning the indemnification of the Underwriters and other matters.

(2) Before deducting estimated offering expenses of $475,000, all of which will be paid by the Company. See "Use of Proceeds."

(3) The Company and the selling stockholders set forth under "Principal and Selling Stockholders" (the "Selling Stockholders") have granted to the Underwriters a 30-day option (the "Over-Allotment Option") to purchase up to 225,000 additional shares of Common Stock on the same terms and conditions set forth above solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to the Company and Proceeds to the Selling
    Stockholders will be $   , $   , $    , and $   , respectively. See
    "Underwriting" and "Principal and Selling Stockholders." The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders.

                                  -----------

  The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Allen & Company Incorporated, 711 Fifth Avenue, New York, New York 10022, on or
about   , 1998.

ALLEN & COMPANY                                              FERRIS, BAKER WATTS
   INCORPORATED                                                 INCORPORATED

                 THE DATE OF THIS PROSPECTUS IS     , 1998

ABOUT THE COMPANY

  Integral Systems, Inc. provides satellite ground systems for command and control, orbit analysis, data processing and simulation to U.S. government agencies and commercial and international customers. Typical sales involve a combination of the Company's own "off-the-shelf" software and various manufacturers' hardware products together with Company development services for mission specific requirements and systems integration.

     [Picture of EPOCH 2000           [Picture of LEO-T system which provides
  software, the Company's off-        fully automated, unmanned operations of
the-shelf package for satellite       telemetry, tracking and control sites.]
     command and control.]

    CAPTION: CONTROL CENTER                 CAPTION: STATION AUTOMATION
            SOFTWARE

           [Picture of the Company's off-the-shelf software bundled
            with third-party products to produce a complete turnkey
                                   system.]

                          CAPTION: SYSTEM INTEGRATION

  Photographs courtesy of Datron Systems International and the Johns Hopkins
                  University Applied Physics Laboratory.

                                --------------



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should consider carefully the risk factors related to the purchase of the Common Stock of the Company. See "Risk Factors." Unless otherwise indicated, the information in this Prospectus assumes: (i) the Underwriters' Over-Allotment Option will not be exercised, (ii) a 2-for-1 stock split effective as of June 25, 1998 for each share of Common Stock of the Company outstanding as of June 9, 1998, and (iii) an offering price of $15.25 per share, the last reported sale price on July 8, 1998. References herein to fiscal years are to the Company's fiscal year, which ends on September 30. Unless the context otherwise requires, the "Company" refers to Integral Systems, Inc. and its subsidiaries. This Prospectus contains forward-looking statements about business strategies, market potential, future financial performance and other matters. In addition, when used in this Prospectus, the words "intends to," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements involve many risks and uncertainties that could cause actual results to differ materially from such statements, including, without limitation, those risks and uncertainties described herein under "Risk Factors." A glossary of acronyms used in this Prospectus appears on page 53.

                                  THE COMPANY

  Integral Systems, Inc. builds satellite ground systems for command and control, integration and test, data processing, and simulation. Since its inception in 1982, the Company has provided ground systems for over 90 different satellite missions for communications, science, meteorology and earth resource applications. The Company has an established domestic and international customer base that includes government and commercial satellite operators, spacecraft and payload manufacturers and aerospace systems integrators.

  The Company has developed innovative software products that reduce the cost and minimize the development risk associated with traditional, custom-built systems. The Company believes that it was the first to offer a comprehensive commercial-off-the-shelf ("COTS") software product line for command and control. As a systems integrator, the Company leverages these products to provide turnkey satellite control facilities that can operate multiple satellites from any manufacturer. These systems offer significant cost savings for customers that have traditionally purchased a separate custom control center for each of their satellites.

  The Company has been profitable every year since its inception and has experienced recent growth that reflects the increased demand for its products and services. During the last five fiscal years, the Company's revenue has grown at an average annual rate of 21%, all through internal growth, reaching $20.1 million for fiscal year 1997. Additionally, for the six month period ended March 31, 1998, the Company's revenues grew 33.6% over the comparable prior six month period, increasing to $12.4 million.

  For over 15 years, the Company has provided flexible, reliable and affordable ground system solutions. This has allowed the Company to stay ahead of the competition and perform well in an industry that has traditionally been dominated by much larger aerospace firms. The Company believes that it has a unique combination of competitive advantages, including the following:

  . Experience. More experience with different types of satellites and operational scenarios than any competitor.

  . Technology. Internationally recognized and proven COTS products that were first to market and that continue to lead the competition in functionality.

  . Capabilities. Turnkey systems for customers who need a comprehensive range of products and services.

  . Delivery schedule and price. Ability to deliver systems faster and at a lower cost than the competition.

INDUSTRY OVERVIEW

  According to a recent study by SpaceVest, an organization which invests in companies that supply, support or depend on space-related activities, space industry revenues will exceed $95 billion in 1998 and will grow at a rate of approximately 10% per year. Industry growth is further supported by a study recently cited in Space News predicting that nearly 1,700 satellites will be launched over the next 10 years. The 1998 space infrastructure revenues (for spacecraft manufacturing, ground sector, launch services and science/R&D) are expected to be approximately $53 billion, comprising over half of the total space market. The ground sector, which includes ground equipment, installations and operations, currently accounts for approximately $25 billion of total space infrastructure revenues. The ground sector is almost as large as all other sectors of the space infrastructure market combined.

  The Company estimates that the current worldwide command and control market represents approximately $4 billion. However, the Company also believes that the increasing acceptance of COTS products will lead to substantial price reductions and a subsequent decrease in market volume. The Company believes that its COTS software products leave it well positioned to capitalize on this market trend, resulting in an increase in both its revenues and market share.

SOFTWARE PRODUCTS

  EPOCH 2000, the Company's flagship software product line, offers satellite operators a low-cost, adaptable system for satellite command and control that can be used with satellites from any manufacturer. These software products can also easily be integrated with any ground equipment on the market. EPOCH 2000 provides a full spectrum of capabilities for real-time telemetry and commanding, trending, database configuration and orbit analysis. In addition to command and control applications, the EPOCH 2000 technology supports spacecraft/payload integration and test as well as remote tracking station automation on a number of government and commercial programs. The Company plans to expand the EPOCH 2000 family to include other ground system capabilities that currently require custom software.

SYSTEM INTEGRATION AND DEVELOPMENT SERVICES

  The Company provides services to support mission-specific requirements for both government and commercial customers. Most of the Company's ground system contracts have a service component. Depending on the application, the services may include tailoring of COTS software products, integration of third-party hardware and software and/or custom software development. The Company also provides post-delivery warranty and maintenance service for most of its systems. The Company believes that its expertise and experience in satellite systems and operations, computer software and hardware, engineering/mathematical analysis and end-user applications allow it to provide ground systems that exceed traditional expectations on system performance, cost and implementation schedule. The Company's experience, together with its innovative COTS software products and software tools, reduce the risks and lead time associated with ground system development.

APPLICATIONS

  The Company believes that it has strengthened its position in the marketplace by developing a business base in certain critical application areas that offer continued growth potential. The Company provides products and services in different combinations in order to deliver systems for the following applications:

  . Command and Control. The Company's EPOCH 2000 product line provides the complete spectrum of capabilities for operating satellites from any manufacturer. The Company sells the EPOCH 2000 software as a stand alone product or bundled as a turnkey system with third-party hardware (e.g. antenna, radio frequency ("RF"), baseband and computer equipment).

  . Integration and Test. The Company provides integration and test ("I&T") systems for the spacecraft bus and payload. The I&T systems are based on the EPOCH 2000 product line and software tools developed by the Company for data visualization and analysis for payload I&T.

  . Station Automation. The Company has recently extended the EPOCH 2000 product line to include a new product, called the Low Earth Orbiting Terminal ("LEO-T"). The LEO-T software provides fully automated, un-manned operations of remote tracking stations for low Earth orbit ("LEO") satellites.

  . Data Processing. The Company offers software tools and custom development services for satellite payload data acquisition and processing. The Company's principal work in this area has been for meteorological satellites.

  . Simulation. The Company builds satellite simulators which are used for ground system checkout, training, spacecraft anomaly resolution and flight software validation.

STRATEGY

  The Company believes that its ability to produce timely, cost-effective turnkey systems has positioned it as a market leader in satellite command and control. The Company's principal focus will be to extend its technological and business leadership to capitalize on the future growth in the space industry.

  The Company also intends to leverage its existing capabilities to produce new off-the-shelf products for other related areas, including payload data processing, equipment monitoring and control, and satellite I&T. These areas could substantially expand the potential market for the Company's products. The Company may elect to pursue the acquisition of complementary businesses to supplement internal development efforts to support such growth, although no specific acquisition plans are currently in place.

  Integral Systems, Inc. is a Maryland corporation incorporated in 1982. Its principal executive offices are located at 5000 Philadelphia Way, Suite A, Lanham, Maryland 20706, and its telephone number is (301) 731-4233.

                                  THE OFFERING

Common Stock offered by the
 Company....................  1,300,000 shares

Common Stock offered by the
 Selling Stockholders.......  200,000 shares

Common Stock to be
 outstanding after the
 Offering(1)................  7,116,976 shares

Use of Proceeds (2)....       The net proceeds of the Offering will be used
                              for: (i) product development, (ii) expansion of operations and facilities improvements, (iii) the development of prototype systems for evaluation and marketing purposes, (iv) working capital and general corporate purposes, including possible repayment of certain indebtedness, and (v) possible acquisitions of complementary businesses. See "Use of Proceeds."

Nasdaq SmallCap Market        "ISYS"
symbol......................
--------

(1) Does not include an aggregate of 1,518,444 shares of Common Stock (600,000 of which are subject to approval by the Company's stockholders) reserved for issuance by the Company upon the exercise of stock options as of June 30, 1998, of which options to purchase 719,894 shares were outstanding at a weighted average exercise price of $3.26. See "Management--Stock Option Plan" and Note 10 of Notes to Consolidated Financial Statements.

(2) The Company will not receive any of the net proceeds from the sale of shares by the Selling Stockholders.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents summary consolidated financial data of the Company for the years ended September 30, 1993, 1994, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998. The historical financial data for the years ended September 30, 1993, 1994, 1995, 1996 and 1997 has been derived from the financial statements of the Company which have been audited by Rubino & McGeehin, Chartered, independent public accountants, as set forth in the financial statements and notes thereto presented elsewhere herein. The financial data for the six months ended March 31, 1997 and 1998, and as of March 31, 1998, has been derived from the Company's unaudited financial statements in a manner consistent with the audited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal year. The following information should be read in conjunction with the Company's financial statements and notes thereto presented elsewhere herein. See "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                SIX MONTHS ENDED
                                YEARS ENDED SEPTEMBER 30,          MARCH 31,
                          ------------------------------------- ----------------
                           1993   1994   1995    1996    1997    1997     1998
                          ------ ------ ------- ------- ------- ----------------
                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenue.................  $8,402 $8,905 $10,771 $11,217 $20,059 $ 9,268 $ 12,386
Gross margin............   1,366  1,322   2,481   3,000   4,039   1,754    3,097
Income from operations..     596    156     538     500   1,076     483    1,406
Net income..............  $  448 $  131 $   381 $   323 $   629 $   283 $    791
Net income per common
 and equivalent share--
 basic..................  $ 0.08 $ 0.02 $  0.07 $  0.06 $  0.11 $  0.05 $   0.14
Net income per common
 and equivalent share--
 diluted................  $ 0.08 $ 0.02 $  0.07 $  0.06 $  0.11 $  0.05 $   0.13
Weighted average common
 and equivalent shares
 outstanding--basic.....   5,520  5,594   5,653   5,688   5,718   5,716    5,763
Weighted average common
 and equivalent shares
 outstanding--diluted...   5,525  5,639   5,763   5,828   5,908   5,878    6,132

                                                           AS OF MARCH 31, 1998
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents................................ $ 1,302    $19,057
Working capital..........................................   5,813     23,568
Total Assets.............................................  14,052     31,807
Long-term obligations, net of current portion............     393        393
Stockholders' equity.....................................   7,681     25,436

--------

(1) Adjusted to give effect to the sale of the 1,300,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $15.25 per share) and the application of the estimated net proceeds therefrom.

                                 RISK FACTORS

  Prospective investors should carefully consider the following risk factors relating to the Company and an investment in the Common Stock, in addition to the other information contained in this Prospectus. Certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. Actual results may differ materially from those projected or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.

CONCENTRATION OF REVENUES

  For fiscal years 1995, 1996 and 1997 and the six months ended March 31, 1998, approximately 77%, 59%, 67% and 63%, respectively, of the Company's revenue was derived from contracts or subcontracts funded by the U.S. Government. The U.S. National Oceanic and Atmospheric Administration ("NOAA"), one agency, represented 30%, 22%, 42% and 41%, respectively, of the Company's revenue during the same periods. The Company expects that U.S. Government contracts are likely to continue to account for a significant portion of its revenues in the future. Accordingly, the Company's financial performance may be adversely affected by changing U.S. Government procurement practices and policies and declines in U.S. Government civilian and defense agency spending. Among the factors that could have a material adverse effect upon the Company's ability to win new contracts with the U.S. Government, or retain existing contracts, are budgetary constraints, changes in government funding levels, programs, policies or requirements, technological developments, the adoption of new laws or regulations and general economic conditions. In addition, certain of the Company's contracts individually contribute a significant percentage of the Company's revenues. Two of the Company's largest contracts generated approximately 46% of the Company's revenues for fiscal year 1997 and 28% of its revenues for the six month period ended March 31, 1998, including one contract that generated approximately 37% of its revenues for fiscal year 1997 and 27% of its revenues for the six month period ended March 31, 1998. Although the Company is currently focusing on expanding its non-government sales, a relatively small number of large U.S. Government contracts are likely to continue to account for a significant percentage of the Company's revenues in the future. Termination of any of these contracts or the Company's inability to renew or replace them when they expire could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--U.S. Government Contracts."

GOVERNMENT CONTRACTING RISKS

  All of the Company's contracts and subcontracts that are funded by the U.S. Government are subject to termination for "convenience," or termination without cause. Should a contract be so terminated, the Company would be reimbursed for allowable costs incurred through the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to work actually performed. Termination of any of its large government contracts could have a material adverse effect on the Company's business, financial condition or results of operations.

  Government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could have a material adverse effect on the Company's business, financial condition and results of operations or increase the costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines and/or debarment from award of additional government contracts. Most government contracts are subject to modification or termination in the event of changes in funding, and the Company's contract costs and revenues are subject to adjustment as a result of audits by the Defense Contract Audit Agency ("DCAA") and other government auditors. The Company reflects any adjustments required by such audits in its financial statements. Although the Company has thus far not been required to make any material audit adjustments, there can be no assurance that such adjustments will not be required in the future. The award of government contracts also is subject to protest by competitors which can result in the re-opening of the bidding process, unanticipated legal costs or the award of a contract to a competitor.

  Government contracts generally are awarded to the Company through a formal competitive process in which the Company has many competitors. Upon expiration, government contracts may be subject, once again, to the competitive process. There can be no assurance that the Company will be successful in winning contract awards or renewals in the future. The Company's failure to renew or replace such contracts when they expire could have a material adverse effect on its business, financial condition or results of operations.

  Many of the U.S. Government programs in which the Company participates as a contractor or subcontractor extend for several years but are funded only on an annual basis. Accordingly, the Company's contracts and subcontracts are subject to termination, reduction or modification in the event of changes in the government's requirements or budgetary constraints. Additionally, when the Company participates in a project as a subcontractor, it is subject to the risk that the prime contractor may fail or be unable to perform the prime contract.

  The Company's contracts and subcontracts with federal government agencies are subject to competition and awarded on the basis of technical merit, personnel qualifications, experience and price. The Company's business, financial condition and results of operations could be materially affected by changes in procurement policies, a reduction in funds available for the services provided by it and other risks generally associated with federal government contracts. New government contract awards also are subject to protest by competitors at the time of award that can result in the re-opening of the competition or evaluation process or the award of a contract to a competitor. The Company considers such bid protests to be a customary element in the process of procuring government contracts.

  In addition to the right to terminate, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded, and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. In addition, contractors often experience revenue uncertainties during the first quarter of the government's fiscal year (beginning October 1) until differences between budget requests and appropriations are resolved. To date, Congress has funded all years of the multi-year major program contracts for which the Company has served as prime contractor or a subcontractor, although there can be no assurance that this will be the case in the future. See "Business--U.S. Government Contracts."

COMMERCIAL BUSINESS RISKS

  Although a significant portion of the Company's revenues are generated from the sale of its services and products in commercial markets, there can be no assurance that the Company will continue to be able to compete successfully in these markets.

  Many of the Company's commercial contracts are for a fixed price. This subjects the Company to substantial risks relating to unexpected cost increases and other factors outside the control of the Company. The Company may fail to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract, any of which may reduce the Company's profit or cause a loss under such contracts. In addition, the Company's revenues on fixed price contracts are recognized on a percentage of completion basis. Accordingly, contract price and cost estimates on fixed price contracts are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent that these adjustments result in a loss or a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material and have a material adverse effect on the Company's business, financial condition or results of operations.

  In connection with certain commercial contracts, the Company has obtained contract bid and performance bonds, letters of credit and similar obligations. Although the Company believes that it will be able to obtain contract bids and performance bonds, letters of credit and similar obligations on terms it regards as acceptable, there can be no assurance it will be successful in doing so in the future. In addition, the cost of obtaining such bonds, letters of credit and similar obligations may increase. See "Business--Non-U.S. Government Contracts."

  The Company typically must agree to meet strict performance covenants and project milestones which there is a risk it may not be able to satisfy. Under the terms of such contracts, the failure by the Company to meet such performance covenants and milestones permits the other party to terminate the contract and, under certain circumstances, recover liquidated damages or other penalties from the breaching party.

  When the Company acts as a subcontractor, the Company is at risk if the prime contractor does not perform its contract. Similarly, when the Company as a prime contractor employs subcontractors, the Company is at risk if a subcontractor does not perform its subcontract.

MANAGEMENT OF GROWTH

  The Company's revenues have increased over the past five fiscal years at an average annual rate of 21%. Continued growth could place a significant strain on the Company's limited personnel, management, financial controls and other resources. The Company's ability to manage any future expansion effectively will require it to attract, retain, train, motivate and manage new employees successfully, to integrate new management and employees into its overall operations and to continue to improve its operational, financial and management systems and controls and facilities. The Company's failure to manage any expansion effectively could have a material adverse effect on the Company's business, financial condition or results of operations.

COMPETITION

  The Company experiences significant competition. The Company believes it is one of four companies in the United States which derive the major portion of their revenue from the development of satellite ground systems. In addition to these companies, approximately a dozen large aerospace/defense contractors have developed satellite control systems either in-house as primary contractors or through outsourcing or subcontractors. Thus, some of the Company's competitors are also current or potential customers. The Company's competitors include Lockheed Martin Corporation, Hughes Space and Communications Company, Loral Space & Communications Ltd., Orbital Sciences Corporation, AlliedSignal, Computer Sciences Corporation, Alcatel Espace, Matra Marconi Space and Aerospatiale. Many of these competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. There can be no assurance that the Company will be able to compete effectively with these companies or maintain them as customers while competing with them on other projects. In addition, several smaller companies have specialized capabilities in similar areas. The Company's products also face competition from certain off-the-shelf products developed by the government ("GOTS") for satellite command and control. It is not possible to predict how the Company's competitive position may be affected by changing economic or competitive conditions, customer requirements or technological developments. The Company principally obtains contracts and subcontracts through competitive procurements offered by the U.S. Government or commercial enterprises. There can be no assurance that the Company will be able to compete successfully. See "Business--Competition."

DEPENDENCE ON SATELLITE INDUSTRY

  Currently, most of the Company's revenues are derived from products and services related to satellite applications. Should the satellite industry take a substantial downturn and the number of satellites deployed be materially reduced, the Company's new business opportunities would be limited significantly. See "Business." Management is attempting to diversify the Company's customer base as well as the applications of its products, which, if successful, would minimize the impact of any decline in the industry.

PRODUCT LIABILITY

  The Company's products constitute mission critical components of sophisticated and extremely expensive satellite systems. Should a satellite mission fail, or should the system's service become unavailable, by reason of a failure or malfunction in the ground system, the Company could become exposed to product liability or related claims. Any such claim could have a material adverse effect on the Company's business, financial condition or results of operations. The Company attempts to limit its exposure to the extent practicable in its contracts, but it is often unable to negotiate limitations which are effective in controlling such risks. Furthermore, the Company has found obtaining insurance to cover such risks to be impractical.

OBSOLESCENCE DUE TO RAPID TECHNOLOGICAL CHANGE

  Any of the Company's products could become obsolete at any time due to rapid technological changes, and the Company may not be able to update its products quickly enough to remain competitive. The rapid pace of technological change exposes the Company to risk of loss due to the deployment of superior technologies by competitors. The Company is also dependent upon technologies developed by third parties to implement key aspects of its strategy to integrate its ground systems with a variety of satellite systems. As land-based telecommunications services expand, demand for certain types of satellite-based services may be reduced. New technology used by competitors could render satellite-based services less competitive by satisfying consumer demand in alternative ways or through the use of incompatible telecommunications standards. In addition, the Company's success depends on its ability to introduce innovative new products and services on a cost-effective and timely basis.

CONDUCTING INTERNATIONAL BUSINESS

  Operations in numerous countries outside the United States carry substantial managerial, operational, legal and political uncertainties. Such operations are subject to changes in government regulations and telecommunications standards, tariffs or taxes and other trade barriers. In addition, the Company's agreements relating to foreign operations may be enforceable only in foreign jurisdictions so that it may be difficult for the Company to enforce its rights. The Company does not currently have any contracts which are subject to currency fluctuations in foreign markets. However, there can be no assurance that the Company will not enter into such contracts in the future and that, as a result, the limited availability of U.S. currency in certain local markets could prevent a contracting party from making payments in U.S. dollars or exchange rate fluctuations could adversely affect the Company's revenues.

  Various agencies and departments of the U.S. Government regulate the ability of the Company to pursue business opportunities outside the United States. Exports of space-related products, services and technical information frequently require licenses granted by the U.S. Government. The Company does not currently have blanket authorization for export of its products and services. There can be no assurance that the Company will be able to obtain such blanket export authorization in the future. In addition, there can be no assurance that the Company will be able to obtain necessary licenses or approvals on a per transaction basis, and the inability to do so, or a failure to comply with the terms thereof when granted, could have a material adverse effect on its business, financial condition or results of operations.

NEED TO ATTRACT AND RETAIN PROFESSIONAL STAFF

  The Company's success will depend in part upon its ability to attract, retain, train and motivate highly skilled employees, particularly in the area of information technology. There is significant competition for employees with the computer and technology skills required to perform the services and create the products the Company offers. In addition, the Company must often comply with provisions in government contracts which require employment of persons with specified levels of education, work experience and security clearances. There can be no assurance that the Company will be successful in attracting a sufficient number of highly skilled and qualified employees in the future. None of the employees of the Company (other than certain officers of its subsidiaries) are subject to noncompetition agreements, confidentiality agreements or employment agreements. The loss of its key technical personnel or its inability in the future to attract key employees or to relocate them as required by customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Employees."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant degree on its key management personnel, especially Steven R. Chamberlain, Thomas L. Gough, Steven A. Carchedi and Elaine M. Parfitt. The loss of any one of these individuals could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not have employment, non-competition or confidentiality agreements with any of these individuals. See "Management--Employment Agreements." The Company does not maintain key man life insurance policies on any members of management.

PROPRIETARY INFORMATION

  Much of the Company's business is derived from work product, software programs, methodologies and other information in which it has a proprietary interest. The Company has made a strategic decision after discussion with intellectual property counsel not to seek patent protection for its software, hardware and systems. Although the Company seeks to protect its intellectual property with common law trademarks and copyrights, and software license and confidentiality agreements with third parties, there can be no assurance that these measures will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices or procedures, or that others may not independently develop similar knowledge, practices or procedures. To date, the Company has not registered any of its copyrights or trademarks. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Disclosure or loss of control over its proprietary information could have a material adverse effect on the Company's business, financial condition or results of operations. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation would be costly and could divert management's attention, either of which could have a material adverse effect on the Company's business, financial condition or results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Proprietary Rights."

  Under some government contracts, the Company may develop software that in the future it may decide to commercialize by investing additional research and development funds and then marketing the software as a product. If the product was developed using any government funding, government regulations and contract clauses may preclude the Company from selling the resulting product to any government agencies. If the primary market for a potential product is government agencies, the Company may not be able to recover invested funds through sale of the product. Although management of the Company is aware of this issue and would strive to reach agreements as to these matters at the inception of the contract to prevent any problems with limitations on resale, there can be no assurance that such agreements could be reached. In addition, the government may acquire certain rights to software programs and other products for which the development is funded under government contracts or subcontracts and may disclose such information to third parties, including competitors of the Company.

BACKLOG NOT INDICATIVE OF REVENUES

  Many of the Company's government contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The estimated backlog under a government contract is not necessarily indicative of revenues that will actually be realized under that contract. Congress normally appropriates funds for a given program on a fiscal year basis, even though actual contract performance may take many years. As a result, contracts ordinarily are only partially funded at the time of award, and additional monies are normally committed to the contract by the procuring agency as appropriations are made by Congress in subsequent fiscal years. There can be no assurance that Congress will appropriate funds or that procuring agencies will commit funds to the Company's contracts for their anticipated terms. In addition, most of the Company's government contracts have a base term of one year and a number of option years. There can be no assurance that the government will extend a contract through its option years. Certain of the Company's large contracts provide that the Company will not receive payment until the services under such contracts are requested and performed. There can be no assurance that cancellations or scope adjustments of these contracts might not occur or that the Company's services under these contracts will be requested at the anticipated levels in the future. See "Business--U.S. Government Contracts" and "Business--Backlog."

SECURITY CLEARANCE

  Certain of the Company's contracts with government agencies require that certain of the Company's employees and procedures meet security clearance requirements. The Company has not had any problems meeting these requirements to date, but should such problems develop, they could materially limit the Company's ability to perform such contracts.

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the proposed Articles of Amendment and Restatement of the Articles of Incorporation of the Company, which shall be submitted to the stockholders for their approval at the 1998 Annual Meeting to be held on July 22, 1998 (the "Proposed Charter"), could delay or impede the removal of incumbent directors, make more difficult a merger, tender offer or proxy contest involving the Company or discourage a third party from attempting to acquire control of the Company, even if such events would be beneficial to the interest of some or all of the Company's stockholders. In particular, the classification of the Company's Board of Directors under the Proposed Charter could have the effect of delaying a change in control of the Company. Also, under the Proposed Charter, the directors of the Company would be authorized to issue, without stockholder approval, up to 1,000,000 shares of Preferred Stock. Such Preferred Stock may have rights senior to the Common Stock, such as super voting rights and class voting rights. This Preferred Stock may have the effect of delaying or preventing a change in control, may decrease the amount of earnings and assets available for distribution to the holders of the Common Stock or may adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. Further, certain provisions of Maryland law, including the business combination statute and the control share acquisition statute of the Maryland General Corporation Law ("MGCL"), could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Certain Provisions of the Company's Proposed Charter and Bylaws and of Maryland Law."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offering, the Company will have 7,116,976 shares of Common Stock outstanding (assuming no exercise of the Underwriters' Over-Allotment Option or options outstanding under the Company's stock option plan). The 1,500,000 shares of Common Stock sold in the Offering as well as the 600,000 shares sold in the Company's initial public offering will be freely tradable without restriction or limitation under the Securities Act of 1933, except for shares purchased by "affiliates" (as is defined in Rule 144 under the Securities Act of 1933). All of the remaining 5,016,976 shares of Common Stock may be sold in the public market, subject in some cases to the volume and other limitations of Rule 144 promulgated under the Securities Act of 1933. The Company, together with its officers and directors (holding in the aggregate 1,039,056 shares), have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Allen & Company Incorporated. The Company has filed or plans to file registration statements on Form S-8 registering an aggregate of 1,800,000 shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plan. If not otherwise subject to a lock-up agreement, shares purchased pursuant to this plan generally would be available for resale in the public market upon such registration. The Company has outstanding options to purchase an aggregate of 718,694 shares of Common Stock, 389,628 of which are currently exercisable. Sales of substantial amounts of Common Stock in the public markets, pursuant to Rule 144 or otherwise, or the availability of such shares for sale could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities in the future. See "Management--Stock Option Plan" and "Shares Eligible for Future Sale."

VOLATILITY OF STOCK PRICE

  There has historically been significant volatility in the market price of securities of technology companies. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of particular companies. Many factors that have influenced trading prices, such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions, will vary from period to period. Any such event would likely result in a material adverse effect on the market price of the Common Stock.

VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects, equipment purchases and other expenditures required by the Company, bid and proposal efforts undertaken, delays, employee utilization rates, adequacy of provisions for losses, accuracy of estimates of resources required to complete ongoing projects and general economic conditions. Demand for the Company's products and services in each of the markets it serves can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control. Due to all of the foregoing factors, it is possible that in some future period the Company's results of operations will fall below the expectations of securities analysts and investors. In this event, the market price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. To distinguish 21st century dates from 20th century dates, these date code fields must be able to accept four digit entries. The Company has evaluated its information technology infrastructure for Year 2000 compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its business, financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. No assurance can be given, however, that unanticipated or undiscovered Year 2000 compliance problems would not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company has limited information concerning the compliance status of its customers and suppliers. In the event that any of the Company's significant customers or suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business, financial condition or results of operations could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward-looking statements," which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current expectations of the Company and its directors, officers and management with respect to the future operations, performance or position of the Company. These forward-looking statements are predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current information and expectation, and the

Company assumes no obligation to update. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 1,300,000 shares of Common Stock offered by the Company hereby (assuming an offering price of $15.25 per share) are estimated to be approximately $17.8 million ($19.4 million if the Over-Allotment Option granted to the Underwriters is exercised in full), after deducting the estimated underwriting discount and estimated expenses to be paid by the Company. The Company will not receive any of the proceeds from the sale of up to 307,500 shares of Common Stock (assuming the Over-Allotment Option is exercised in full) to be offered by the Selling Stockholders.

  The Company intends to use the net proceeds of the Offering for (i) product development, (ii) expansion of operations and facilities improvements, (iii) the development of prototype systems for evaluation and marketing purposes and
(iv) possible acquisitions of complementary businesses. The Company may repay the outstanding balance of $801,000 as of June 30, 1998 on its $1.0 million equipment lease line of credit, which bears interest at a rate of 8.8% per annum and is due on March 5, 2001. In addition, a principal purpose of the Offering is to increase the Company's financial flexibility and to provide the appropriate working capital to fund the Company's growth strategy.

  Any remaining net proceeds received by the Company from the Offering will be used for general corporate purposes. The amounts expended for each purpose described above and the timing of such expenditures will be determined at the Company's discretion. The Company does not currently have any agreements or commitments with respect to any potential acquisitions, nor is the Company currently engaged in any negotiations regarding acquisitions. Pending such uses, the Company intends to invest the net proceeds from the Offering in investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

  Historically, the Company has not paid any cash dividends, nor does the Company anticipate declaring or paying cash dividends in the foreseeable future. Instead, the Company intends to invest earnings in the operations, development and growth of its business. The payment of future dividends on the Common Stock and the rate of such dividends, if any, will be determined in light of any applicable contractual restrictions limiting the Company's ability to pay dividends, the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  The following table sets forth the high and low prices of the Common Stock as reported by The Nasdaq SmallCap Market, where the Common Stock trades under the Symbol "ISYS." The prices reported have been adjusted to give retroactive effect to changes resulting from stock dividends and stock splits.

                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ended September 30, 1996
     First Quarter............................................... $ 4.75 $ 3.66
     Second Quarter..............................................   4.50   3.17
     Third Quarter...............................................   4.92   3.58
     Fourth Quarter..............................................   4.75   3.42
   Fiscal Year Ended September 30, 1997
     First Quarter............................................... $ 5.17 $ 3.25
     Second Quarter..............................................   5.08   3.66
     Third Quarter...............................................   5.58   3.58
     Fourth Quarter..............................................   6.00   4.50
   Fiscal Year Ending September 30, 1998
     First Quarter............................................... $ 7.06 $ 4.88
     Second Quarter..............................................  16.00   6.59
     Third Quarter (through July 8, 1998)........................  18.50  11.69

  On July 8, 1998, the closing price of the Company's Common Stock on the Nasdaq SmallCap Market was $15.25 per share. As of June 9, 1998, there were approximately 1,092 holders of record of Common Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 on an actual and as adjusted basis. This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus.

                                                             MARCH 31, 1998
                                                         ----------------------
                                                         ACTUAL AS ADJUSTED (1)
                                                         ------ ---------------
                                                             (IN THOUSANDS)
Total short-term debt................................... $  691     $   691
                                                         ======     =======
Total long-term debt....................................    393         393
Stockholders' equity
  Preferred stock, $.01 par value, 1,000,000 shares
   authorized, no shares issued and outstanding.........    --          --
  Common Stock, $.01 par value, 10,000,000 shares
   authorized, 5,810,976 shares issued (2)..............     58          71
  Paid-in capital.......................................  1,079      18,821
  Retained earnings.....................................  6,544       6,544
                                                         ------     -------
    Total stockholders' equity..........................  7,681      25,436
                                                         ------     -------
    Total capitalization................................ $8,074     $25,829
                                                         ======     =======

--------

(1) Gives effect to the sale of the 1,300,000 shares of Common Stock offered by the Company hereby (assuming an offering price of $15.25), after deducting the underwriting discount and estimated offering expenses, and the application of the net proceeds therefrom. See "Use of Proceeds."

(2) Does not include an aggregate of 1,518,444 shares of Common Stock (600,000 of which are subject to approval by the Company's stockholders) reserved for issuance by the Company upon the exercise of stock options as of June 30, 1998, of which options to purchase 719,894 shares were outstanding at a weighted average exercise price of $3.26. See "Management--Stock Option Plan" and Note 10 of Notes to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents selected financial data of the Company for the years ended September 30, 1993, 1994, 1995, 1996 and 1997 derived from the financial statements of the Company which have been audited by Rubino & McGeehin, Chartered, independent public accountants, as set forth in the financial statements and notes thereto presented elsewhere herein. The financial data as of March 31, 1997 and 1998 have been derived from the Company's unaudited financial statements in a manner consistent with the audited financial statements. In the opinion of the Company's management, these unaudited financial statements include all adjustments necessary for a fair presentation of such information. Operating results for interim periods are not necessarily indicative of the results that might be expected for the entire fiscal years. The following information should be read in conjunction with the Company's selected financial statements and notes thereto presented elsewhere herein. See "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                     SIX MONTHS ENDED
                               YEARS ENDED SEPTEMBER 30,                 MARCH 31,
                         -----------------------------------------  --------------------
                          1993    1994    1995     1996     1997     1997       1998
                         ------  ------  -------  -------  -------  -------  -----------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Revenue................. $8,402  $8,905  $10,771  $11,217  $20,059  $ 9,268    $12,386
Cost of revenue.........  7,036   7,583    8,290    8,217   16,020    7,514      9,289
 Gross margin...........  1,366   1,322    2,481    3,000    4,039    1,754      3,097
Selling, general and
 administrative.........    770   1,166    1,434    1,758    2,303      941      1,361
Product amortization....      0       0      509      509      660      330        330
Bad debt expense........      0       0        0      233        0        0          0
                         ------  ------  -------  -------  -------  -------    -------
 Income from
  operations............    596     156      538      500    1,076      483      1,406
Interest expense........      0       0       (3)      (2)     (11)      (6)       (48)
Interest income.........     60      54       76       65       45       25         20
Miscellaneous, net......    (43)    (23)     (35)     (61)     (98)     (53)       (89)
                         ------  ------  -------  -------  -------  -------    -------
 Income before income
  taxes and cumulative
  effect of change in
  accounting principle..    613     187      576      502    1,012      449      1,289
Provision for income
 taxes..................    221      56      195      179      383      166        498
                         ------  ------  -------  -------  -------  -------    -------
 Net income before
  cumulative effect of
  change in accounting
  principle.............    392     131      381      323      629      283        791
Cumulative effect on
 prior years of change
 in accounting for
 income taxes...........     56       0        0        0        0        0          0
                         ------  ------  -------  -------  -------  -------    -------
Net income.............. $  448  $  131  $   381  $   323  $   629  $   283    $   791
                         ======  ======  =======  =======  =======  =======    =======
Net income per common
 and equivalent share--
 basic.................. $ 0.08  $ 0.02  $  0.07  $  0.06  $  0.11  $  0.05    $  0.14
Net income per common
 and equivalent share--
 diluted................ $ 0.08  $ 0.02  $  0.07  $  0.06  $  0.11  $  0.05    $  0.13
Weighted average common
 and equivalent shares
 outstanding--basic.....  5,520   5,594    5,653    5,688    5,718    5,716      5,763
Weighted average common
 and equivalent shares
 outstanding--diluted...  5,525   5,639    5,763    5,828    5,908    5,878      6,132
                                                                      AS OF MARCH 31,
                                  AS OF SEPTEMBER 30,                      1998
                         -----------------------------------------  --------------------
                                                                                 AS
                          1993    1994    1995     1996     1997    ACTUAL   ADJUSTED(1)
                         ------  ------  -------  -------  -------  -------  -----------
                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $2,766  $2,206  $ 2,126  $ 1,370  $ 1,007  $ 1,302    $19,057
Working capital.........  3,473   3,259    3,845    4,257    4,358    5,813     23,568
Total assets............  6,435   6,529    7,404    8,080   12,491   14,052     31,807
Long-term obligations,
 net of current
 portion................      0       0        0        0        0      393        393
Stockholders' equity....  4,850   5,065    5,507    5,959    6,622    7,681     25,436

--------

(1) Adjusted to give effect to the sale of the 1,300,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $15.25 per share) and the application of the estimated net proceeds therefrom.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based on management's current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth under the "Risk Factors" section of this Prospectus. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

  Integral Systems, Inc. builds satellite ground systems for command and control, integration and test, data processing, and simulation. Since its inception in 1982, the Company has provided ground systems for over 90 different satellite missions for communications, science, meteorology and earth resource applications. The Company has an established domestic and international customer base that includes government and commercial satellite operators, spacecraft and payload manufacturers and aerospace systems integrators.

  The Company has developed innovative software products that reduce the cost and minimize the development risk associated with traditional, custom-built systems. The Company believes that it was the first to offer a comprehensive COTS software product line for command and control. As a systems integrator, the Company leverages these products to provide turnkey satellite control facilities that can operate multiple satellites from any manufacturer. These systems offer significant cost savings for customers that have traditionally purchased a separate custom control center for each of their satellites.

 Revenue

  The Company earns revenue from sales of its products and services through contracts that are funded by the U.S. Government, both as prime contractor or subcontractor, as well as commercial and international organizations. The Company, through its wholly-owned subsidiary Integral Marketing, Inc. ("IMI"), earns commission revenue by representing a number of electronic product manufacturers in Maryland, Virginia and the District of Columbia, principally in space-related markets.

  Internally, the Company classifies contract revenues in two separate categories on the basis of the contract's procurement and development requirements: (i) contracts which require compliance with government procurement and development standards are classified as government revenue ("Government Services"), and (ii) contracts conducted according to commercial practices are classified as commercial revenue ("Commercial Products and Services"), regardless of whether the end customer is a commercial or government entity. Sales of the Company's COTS products are classified as Commercial Products and Services revenue. IMI sales of third-party hardware and software are also classified as Commercial Products and Services revenue.

  The Company's revenues were generated from the following sources for the indicated periods:

                                                              SIX MONTHS
                            YEAR ENDED SEPTEMBER 30,        ENDED MARCH 31,
                            ------------------------        -----------------
REVENUE TYPE                 1995       1996       1997      1997      1998
------------               --------   --------   --------   -------   -------
COMMERCIAL PRODUCTS &
 SERVICES
Commercial Users..........       23%        41%        33%       30%       37%
U.S. Government Users.....       19          8         10         7        12
                           --------   --------   --------   -------   -------
  Subtotal................       42         49         43        37        49
                           --------   --------   --------   -------   -------
GOVERNMENT SERVICES
NOAA......................       30         22         41        46        33
NASA......................       16         12          9        10        13
Other U.S. Government
 Users....................       12         17          7         7         5
                           --------   --------   --------   -------   -------
  Subtotal................       58         51         57        63        51
                           --------   --------   --------   -------   -------
    Total.................      100%       100%       100%      100%      100%
                           ========   ========   ========   =======   =======

  Based on the Company's revenue categorization system, the Company classified 49% of its revenue as Commercial Products and Services revenue with the remaining 51% classified as Government Services revenue for the six months ended March 31, 1998. By way of comparison, if the revenues were classified strictly according to end user (independent of the Company's internal revenue categorization system), the U.S. Government would account for 77%, 59%, 67%, and 63% of the total revenues for fiscal years 1995, 1996, 1997 and the six-month period ending March 31, 1998, respectively.

  During the six months ended March 31, 1998, the Company earned approximately 41% of its revenue from NOAA under a number of contracts. The Company expects that at least 41% of revenue for fiscal year 1998 in its entirety will be derived from NOAA contracts. It is estimated that the largest single NOAA contract will represent approximately 20% of the Company's fiscal year 1998 revenue. The loss of any one of these NOAA contracts could significantly affect the Company's performance. Similarly, the expiration, or termination for convenience, of any major contract could significantly affect the Company's performance if not renewed or replaced by contracts of similar value.

  The Company generates revenue under three types of contracts: cost plus, fixed price and time and materials ("T&M") contracts. Under a cost plus contract, the Company is reimbursed for allowable costs within the contractual terms and conditions and is paid a negotiated fee. The fee may be fixed or based on performance incentives. Revenue recognition under a cost plus contract is based upon actual costs incurred and a pro rata amount of the negotiated fee. Under a fixed price contract, the Company is paid a stipulated price for services or products and bears the risk of increased or unexpected costs. Revenue under a fixed price contract is recognized using the percentage of completion method of accounting based on costs incurred in relation to total estimated costs. Under a T&M contract, the Company receives fixed hourly rates intended to cover salary costs attributable to work performed on the contract and related overhead expenses, reimbursement for other direct costs and a profit. Revenue is recognized under a T&M contract at the contractual rates as labor hours and direct expenses are incurred. A significant amount of the Company's revenue is earned under cost plus contracts. To date, the vast majority of contracts for the purchase of the Company's COTS software products have been fixed priced in nature, either firm fixed price contracts or T&M fixed labor rate contracts.

  The following table summarizes the percentage of revenues attributable to each contact type for the period indicated:

                                                                          SIX
                                                                        MONTHS
                                                          YEAR ENDED     ENDED
                                                        SEPTEMBER 30,  MARCH 31,
                                                        -------------- ---------
                                                        1995 1996 1997 1997 1998
                                                        ---- ---- ---- ---- ----
   Cost plus........................................... 43%  39%  51%  56%  39%
   Fixed price......................................... 53%  56%  46%  41%  58%
   Time and materials..................................  4%   5%   3%   3%   3%

  Based on recent trends, the Company believes that the relative percentage of cost plus contracts will decline in future fiscal periods.

 Gross Margin

  The Company computes gross margin by subtracting cost of revenue from revenue. Included in cost of revenue are direct labor expenses, overhead charges associated with the Company's direct labor base and other costs that can be directly related to specific contract cost objectives, such as travel, consultants, equipment, subcontracts and other direct costs.

  Gross margins for fixed price contracts are generally higher than cost plus contracts due to the higher levels of risk associated with fixed price contracts. Margins on T&M contracts vary considerably depending on contractually stipulated labor rates and the actual labor mix employed on a contractual opportunity.

  Gross margins on contract revenues also vary depending on the type of product or service provided. Generally license revenues have the greatest gross margins, because of the minimal associated marginal costs to produce. By contrast, gross margin rates for equipment and subcontract pass-throughs seldom exceed 15%. Engineering service gross margins typically range between 20% and 30%, while gross margins for IMI vary considerably depending on sales volume.

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                                                 SIX MONTHS
                                               YEAR ENDED        ENDED MARCH
                                              SEPTEMBER 30,          31,
                                            -------------------  ------------
                                            1995   1996   1997   1997   1998
                                            -----  -----  -----  -----  -----
Revenues................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of revenue............................  77.0   73.2   79.9   81.1   75.0
                                            -----  -----  -----  -----  -----
Gross margin...............................  23.0   26.8   20.1   18.9   25.0
Selling, general and administrative
 expenses..................................  13.3   15.7   11.5   10.2   11.0
Bad debt expense...........................   --     2.1    --     --     --
Product amortization.......................   4.7    4.5    3.3    3.5    2.7
                                            -----  -----  -----  -----  -----
Income from operations.....................   5.0    4.5    5.3    5.2   11.3
Other income (expense), net................   0.3    --    (0.3)  (0.4)  (0.9)
                                            -----  -----  -----  -----  -----
Income before taxes........................   5.3    4.5    5.0    4.8   10.4
Income taxes...............................   1.8    1.6    1.9    1.8    4.0
                                            -----  -----  -----  -----  -----
Net income.................................   3.5%   2.9%   3.1%   3.0%   6.4%
                                            =====  =====  =====  =====  =====

 Six Months Ended March 31, 1998 Compared to Six Months Ended March 31, 1997

  Revenues increased 33.6%, or $3.1 million, to $12.4 million for the six months ended March 31, 1998, from $9.3 million for the same period in 1997. The increase was principally due to an increase in the Company's Commercial Products and Services revenues, reflecting an expanding market acceptance for and sales of the Company's EPOCH product line and related services.

  Cost of revenue increased to $9.3 million for the six months ended March 31, 1998 from $7.5 million for the same period in 1997 due primarily to increases in direct labor and related overhead costs necessary to staff the Company's new contracts and revenue growth. Cost of revenue, expressed as a percentage of revenues, declined to 75.0% for the six months ended March 31, 1998 from 81.1% for the same period in 1997, primarily due to a reduction in equipment and subcontract costs included in the Company's cost of revenue.

  The Company's gross profit increased 76.6%, or $1.3 million, to $3.1 million for the six months ended March 31, 1998, from $1.8 million for the same period in 1997. The increase was principally due to margin improvements in all of the Company's revenue components coupled with revenue growth. Most notably, engineering services margins increased due to the decrease in project overruns that occurred during the first half of fiscal year 1997. Gross margin increased for the six months ended March 31, 1998, from 18.9% to 25.0% for the same period in 1997, principally due to the improvements noted above.

  Selling, general and administrative expenses ("SG&A") increased to $1.4 million for the six months ended March 31, 1998 from $941,000 for the same period in 1997. The change was due primarily to increases in the Company's selling and marketing infrastructure costs combined with increased bid and proposal expenses. SG&A, expressed as a percentage of revenues, increased from 10.2% to 11.0%. Product amortization was $330,000 for both periods compared, but declined as a percentage of revenue from 3.5% to 2.7%.

  Income from operations increased 191.1% to $1.4 million for the six months ended March 31, 1998, from $483,000 for the same period in 1997, primarily due to increases in gross margin rates described above. As a percentage of revenues, income from operations increased to 11.3% for the six months ended March 31, 1998, from 5.2% for the comparable period in the prior year. The increase was principally a result of improved gross margin rates and lower product amortization expense as a percentage of revenue.

  Other income (expense), net, consists of interest expense, offset in part by interest income from short-term deposits of cash and certain expenses that are not reimbursable under the Company's government contracts. Interest expense was $48,000 and $6,000 for the six-month periods ended March 31, 1998 and 1997, respectively. The increase in interest expense resulted primarily from borrowing under the Company's lines of credit. Interest income was $20,000 and $25,000 for the six months ended March 31, 1998 and 1997, respectively.

  The Company's effective tax rate was 38.6% and 36.9% for the six months ended March 31, 1998 and 1997, respectively.

 Fiscal Year 1997 Compared to Fiscal Year 1996

  Revenues increased 78.8%, or $8.8 million, to $20.1 million for the fiscal year 1997, from $11.2 million for fiscal year 1996. The increase was principally due to an increase in Government Services revenues and Commercial Products and Services revenues.

  Cost of revenue increased to $16.0 million for fiscal year 1997 from $8.2 million for fiscal year 1996, due primarily to increases in direct labor and related overhead costs necessary to staff the Company's new contracts and revenue growth. Cost of revenue, expressed as a percentage of revenues, increased to 79.9% for fiscal year 1997 from 73.2% for fiscal year 1996, primarily due to a significantly higher percentage of equipment and subcontract costs.

  The Company's gross profit increased 34.6%, or $1.0 million, to $4.0 million for fiscal year 1997, from $3.0 million for fiscal year 1996. The increase was principally due to the 78.8% revenue increase described above. Gross margin decreased in fiscal year 1997 from 26.8% to 20.1% principally due to overruns on certain of the Company's commercial fixed price contracts. Further, a significantly higher percentage of low margin equipment and subcontract pass throughs were recorded in fiscal year 1997 revenue compared to fiscal year 1996.

  SG&A increased to $2.3 million for fiscal year 1997 from $1.8 million for fiscal year 1996. The increase was due primarily to increases in the Company's selling and marketing infrastructure costs combined with increased bid and proposal expenses. SG&A, expressed as a percentage of revenues, decreased from 15.7% to 11.5%. Product amortization was $660,000 and $509,000 for fiscal years 1997 and 1996, respectively, and declined as a percentage of revenue from 4.5% to 3.3%, respectively. The Company did not incur any bad debt expense in fiscal year 1997, but did record $230,000 of such charges in fiscal year 1996.

  Income from operations increased 115.1% to $1.1 million for fiscal year 1997 from $500,000 for fiscal year 1996, primarily due to increases in gross margin described above. As a percentage of revenues, income from operations increased to 5.3% for fiscal year 1997, from 4.5% for the prior year.

  Other income (expense), net, consists of interest expense, offset in part by interest income from short-term deposits of cash plus certain expenses that are not reimbursable under the Company's government contracts. Interest expense was $11,000 and $2,000 for fiscal years 1997 and 1996, respectively. Interest income was $45,000 and $65,000 for fiscal years 1997 and 1996, respectively.

  The Company's effective tax rate was 37.9% and 35.7% for fiscal years 1997 and 1996, respectively.

 Fiscal Year 1996 Compared to Fiscal Year 1995

  Revenues increased 4.1%, or $450,000, to $11.2 million for the fiscal year 1996, from $10.8 million for fiscal year 1995. The increase was principally due to an increase in the Company's Commercial Products and Services revenues, reflecting an expanding market acceptance of the Company's EPOCH product line and related services.

  Cost of revenue decreased to $8.2 million for fiscal year 1996 from $8.3 million for fiscal year 1995, due primarily to decreases in direct equipment and subcontract pass through expenses. Cost of revenue, expressed as a percentage of revenues, decreased to 73.2% for fiscal year 1996, from 77.0% for fiscal year 1995, primarily due to a smaller percentage of low margin equipment and subcontract costs in the Company's revenue mix.

  The Company's gross profit increased 21.0%, or $500,000, to $3.0 million for fiscal year 1996, from $2.5 million for fiscal year 1995. The increase was principally due to margin increases in the Company's commercial operations plus increased margins from IMI. Gross margin increased in fiscal year 1996 from 23.0% to 26.8% principally due to improved margin percentages in the Company's commercial operations coupled with smaller percentages of low margin equipment and subcontract pass throughs in fiscal year 1996 revenue compared to fiscal year 1995.

  SG&A increased to $1.8 million for fiscal year 1996 from $1.4 million for fiscal year 1995. This change was due primarily to increases in the Company's selling and marketing infrastructure costs combined with increased bid and proposal expenses. SG&A, expressed as a percentage of revenues, increased from 13.3% to 15.7% because the selling expenses described above grew by over $400,000 without a comparable percentage increase in revenue growth. Product amortization was $509,000 for both fiscal years 1996 and 1995, and declined as a percentage of revenue from 4.7% to 4.5%. During fiscal year 1996, the Company recorded a bad debt expense of approximately $230,000. There was no comparable expense recorded in fiscal year 1995.

  Income from operations decreased 7.0% to $500,000 for fiscal year 1996, from $540,000 for fiscal year 1995, primarily due to increases in SG&A expenses described above. As a percentage of revenues, income from operations decreased to 4.5% for fiscal year 1996, from 5.0% for the prior year, principally as a result of higher SG&A expenses as a percentage of revenue.

  Other income (expense), net, consists of interest expense, offset in part by interest income from short-term deposits of cash plus certain expenses that are not reimbursable under the Company's government contracts. Interest expense was $2,000 and $3,000 for fiscal years 1996 and 1995, respectively. Interest income was $65,000 and $76,000 for fiscal years 1996 and 1995, respectively.

  The Company's effective tax rate was 35.7% and 33.9% for fiscal years 1996 and 1995, respectively.

QUARTERLY RESULTS OF OPERATIONS

  The Company's revenues and earnings may fluctuate from quarter to quarter based on such factors as the number, size and scope of projects, equipment purchases and other expenditures required by the Company, bid and proposal efforts undertaken, delays, employee utilization rates, adequacy of provisions for losses, accuracy of estimates of resources required to complete ongoing projects and general economic conditions. Demand for the Company's products and services can vary significantly from quarter to quarter due to revisions in customer budgets or schedules and other factors beyond the Company's control.

  The following tables set forth certain unaudited statement of operations data for the last ten quarters, and such data expressed as a percentage of revenues for each quarter. This data has been derived from the Company's unaudited quarterly financial statements. In management's opinion, these quarterly financial statements have been prepared on a basis consistent with the audited financial statements contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the information presented, when read in conjunction with the Company's audited Financial Statements and Notes thereto appearing elsewhere herein. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future periods.

                                                              THREE MONTHS ENDED
                          --------------------------------------------------------------------------------------------
                                    FISCAL YEAR 1996                      FISCAL YEAR 1997           FISCAL YEAR 1998
                          ------------------------------------- ------------------------------------ -----------------
                          DEC. 31, MAR. 31, JUNE 30,  SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1995     1996     1996      1996      1996     1997     1997     1997      1997     1998
                          -------- -------- --------  --------- -------- -------- -------- --------- -------- --------
                                                                (IN THOUSANDS)
Revenues................   $2,300   $2,633   $2,336    $3,948    $4,859   $4,409   $4,907   $5,883    $6,559   $5,827
Cost of revenue.........    1,618    1,829    1,909     2,861     3,980    3,534    3,789    4,716     5,195    4,093
Operating expense.......      558      593      708       641       564      706      882      811       851      840
                           ------   ------   ------    ------    ------   ------   ------   ------    ------   ------
Income from operations..   $  124   $  211   $ (281)   $  446    $  315   $  169   $  236   $  356    $  513   $  894
                           ======   ======   ======    ======    ======   ======   ======   ======    ======   ======
Net income..............   $   62   $  135   $ (163)   $  289    $  180   $  103   $  147   $  199    $  274   $  518
                           ======   ======   ======    ======    ======   ======   ======   ======    ======   ======
Earnings per share--
 diluted................   $ 0.01   $ 0.02   $(0.03)   $ 0.05    $ 0.03   $ 0.02   $ 0.03   $ 0.03    $ 0.05   $ 0.08
                                                         (AS A PERCENTAGE OF REVENUES)
Revenues................    100.0%   100.0%   100.0%    100.0%    100.0%   100.0%   100.0%   100.0%    100.0%   100.0%
Cost of revenue.........     70.3     69.5     81.7      72.5      81.9     80.2     77.2     80.2      79.2     70.3
Operating expense.......     24.3     22.5     30.3      16.2      11.6     16.0     18.0     13.8      13.0     14.4
                           ------   ------   ------    ------    ------   ------   ------   ------    ------   ------
Income from operations..      5.4%     8.0%   (12.0)%    11.3%      6.5%     3.8%     4.8%     6.0%      7.8%    15.3%
                           ======   ======   ======    ======    ======   ======   ======   ======    ======   ======
Net income..............      2.7%     5.1%    (7.0)%     7.3%      3.7%     2.3%     3.0%     3.4%      4.2%     8.9%
                           ======   ======   ======    ======    ======   ======   ======   ======    ======   ======

LIQUIDITY AND CAPITAL RESOURCES

  Since the Company's inception in 1982, it has been profitable on an annual basis and has generally financed its working capital needs through internally generated funds, supplemented by borrowings under the Company's general line of credit facility with a commercial bank and the proceeds from the Company's initial public offering in 1988.

  For the six months ended March 31, 1998, the Company used cash from operating activities of approximately $40,000. Principal factors affecting cash flow were net income of $790,000 that was offset by a build-up of accounts receivable ($1.3 million) and pay down of accounts payable ($1.0 million).

  The principal use of cash for investing activities has been for investment in software development costs as well as the purchase of computers and equipment. Software development costs totaled $291,000 and $434,000 for the six months ended March 31, 1998 and 1997, respectively, and purchases of computers and equipment totaled $101,000 and $290,000 for the six months ended March 31, 1998 and 1997, respectively. The Company's software development costs for fiscal years 1995, 1996 and 1997 were $315,000, $432,000 and
$817,000, respectively. The Company plans to continue to invest in the continued development and improvement of its current software products, EPOCH and OASYS, as well as the development of new products.

  The Company has access to a general line of credit facility through which it can borrow up to $3.0 million. Borrowings under the line of credit bear interest at the Eurodollar Rate plus 1.9% per annum. Any accrued interest is payable monthly. The line of credit is secured by the Company's billed and unbilled accounts receivable. The line also has certain financial covenants, including minimum net worth and liquidity ratios. The line expires February 28, 1999. At March 31, 1998 and June 30, 1998, the Company had outstanding balances of $500,000 and zero dollars, respectively, under such line of credit. The Company also has access to a $1.0 million equipment lease line of credit under which it had borrowed $584,000 as of March 31, 1998 and $801,000 as of June 30, 1998. The balance is payable over 36 months and bears interest at a rate of 8.8% per annum. The unused portion of the line of credit will be used to finance future equipment purchases under substantially similar terms.

  The Company currently anticipates that its current cash balances, amounts available under its credit facility and net cash provided by operating activities will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. The Company believes that inflation did not have a material impact on the Company's revenues or income from operations in fiscal years 1995, 1996 and 1997.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The Company will adopt Statement No. 130 in the first quarter of its fiscal year ending September 30, 1999 and will provide the financial statement disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results of operations.

  In June 1997, FASB issued Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Statement changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. The Statement also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company will adopt Statement No. 131 in the first quarter of its fiscal year ending September 30, 1999, resulting in additional segment disclosures as required by the Statement. The application of the new rules will not have an impact on the Company's financial position or results of operations.

  In February 1998, FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The Statement revises disclosures about such plans, but does not change the measurement or recognition of those plans. The Company does not sponsor a defined benefit pension plan or provide post-retirement benefits, but does sponsor a defined contribution 401(k) retirement plan and a money purchase pension plan. The Company will adopt Statement No. 132 for its fiscal year ending September 30, 1999 and provide additional disclosures describing the nature and effect of significant changes, if any, affecting comparability of cost recognized. The application of the new rules will not have an impact on the Company's financial position or results of operations.

  In June 1998, FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. The Statement establishes accounting and reporting standards for investments in derivative instruments and such items designated as hedges. The Company will adopt Statement No. 133 for its fiscal year ending September 30, 2000. To date, however, the Company has not been a party to derivative instruments or hedging activities. Accordingly, Statement No. 133 is not expected to have a material effect on the financial statements of the Company.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which changes the requirements for revenue recognition effective for transactions that the Company will enter into in fiscal years beginning after December 15, 1997. The implementation of SOP 97-2 is not expected to have a material effect on the financial statements of the Company.

                                   BUSINESS

COMPANY OVERVIEW

  Integral Systems, Inc. builds satellite ground systems for command and control, integration and test, data processing, and simulation. Since its inception in 1982, the Company has provided ground systems for over 90 different satellite missions for communications, science, meteorology and earth resource applications. The Company has an established domestic and international customer base that includes government and commercial satellite operators, spacecraft and payload manufacturers and aerospace systems integrators.

  The Company has developed innovative software products that reduce the cost and minimize the development risk associated with traditional, custom-built systems. The Company believes that it was the first to offer a comprehensive COTS software product line for command and control. As a systems integrator, the Company leverages these products to provide turnkey satellite control facilities that can operate multiple satellites from any manufacturer. These systems offer significant cost savings for customers that have traditionally purchased a separate custom control center for each of their satellites.

  The Company has been profitable every year since its inception and has experienced recent growth that reflects the increased demand for its products and services. During the last five fiscal years, the Company's revenue has grown at an average annual rate of 21%, all through internal growth, reaching $20.1 million for fiscal year 1997. Additionally, for the six month period ended March 31, 1998, the Company's revenues grew 33.6% over the comparable prior six month period, increasing to $12.4 million.

  For over 15 years, the Company has provided flexible, reliable and affordable ground system solutions. This has allowed the Company to stay ahead of the competition and perform well in an industry that has traditionally been dominated by much larger aerospace firms. The Company believes that it has a unique combination of competitive advantages, including the following:

  . Experience. More experience with different types of satellites and operational scenarios than any competitor.

  . Technology. Internationally recognized and proven COTS products that were first to market and that continue to lead the competition in functionality.

  . Capabilities. Turnkey systems for customers who need a comprehensive range of products and services.

  . Delivery schedule and price. Ability to deliver systems faster and at a lower cost than the competition.

  Through its wholly-owned subsidiary IMI, the Company acts as a manufacturers' representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia. For a discussion of the Company's business segments, see Note 13 to the Consolidated Financial Statements.

INDUSTRY BACKGROUND

  The space industry can be broken down into several industry sectors: (i) infrastructure, (ii) communications, (iii) emerging applications, and (iv) support services. Each of these sectors is funded by both government and commercial investments. Space infrastructure encompasses the development, manufacture and procurement of hardware and related systems for both space assets (i.e., satellites and payloads) and ground assets (i.e., satellite ground systems). The Company's business is focused in the ground system component of the infrastructure sector. The communications sector of the space industry includes revenue generated by satellite systems for commercial telecommunications services and government and military communications. Satellite technology has become critical to supporting many aspects of telecommunications infrastructure, including long-distance telephony, personal communications systems and private networks. The emerging applications market includes space technologies utilized for new applications such as global positioning systems and remote sensing. Support services for the space industry include technical support, engineering, finance and consulting which facilitate growth in space-related markets.

  According to a recent study by SpaceVest, space industry revenues will exceed $95 billion in 1998 and will grow at a rate of approximately 10% per year. Industry growth is supported by a study recently cited in Space News predicting that nearly 1,700 satellites will be launched over the next 10 years. The 1998 space infrastructure revenues are expected to be approximately $53 billion, comprising over half of the total space market. The ground sector, which includes ground equipment, installations and operations, currently accounts for approximately $25 billion of total space infrastructure revenues. The ground sector is almost as large as all other sectors of the space infrastructure market combined.

  The Company estimates that the current worldwide command and control market represents approximately $4 billion. However, the Company also believes that the increasing acceptance of COTS products will lead to substantial price reductions and a subsequent decrease in market volume. The Company believes that its COTS software products leave it well positioned to capitalize on this market trend, resulting in an increase in both its revenues and market share.

  The space industry exhibits certain general characteristics. First, the space industry is by nature global. There is a trend towards privatization and deregulation in the communications and space industries which has engendered numerous opportunities for private concerns to become players in these traditionally government dominated markets. Opportunities in the space industry have also been generated by the rapid growth in the information technology industry.

  Second, there is an increasing demand for satellite-based applications. Improvements in space and communications technologies have resulted in modern communications satellites with power, capacity, switching capabilities and longevity significantly greater than those of their predecessors. These improvements in performance, together with satellites' inherent geographic coverage and technical advantages, have made satellite-based communications increasingly competitive with other communications technologies, broadening the market for satellite support services.

  Third, government and business organizations also are increasingly demanding that satellite ground systems be designed for interoperability with computer hardware and software products and that such products be usable with existing legacy systems. In addition, concerns over excessive development costs and the rapid pace of technological change have led both government and business organizations to demand flexible systems created by adapting COTS software and hardware, rather than systems that have been built to customized specifications. This emphasis on system flexibility using readily available commercial products creates extensive opportunities for flexible COTS products and for systems integration.

THE COMPANY SOLUTION

  The Company offers satellite ground systems that provide low-cost, efficient and flexible operations. The principal characteristics of the Company's approach are as follows:

  Open Systems and Ease of Integration. The Company's family of products addresses the dynamic environment of satellite operation through a commitment to open systems architecture. The Company's products are implemented as open systems with full adherence to industry hardware and software standards. The Company's software can be rehosted to virtually any UNIX platform. A Windows NT version is currently slated for release in late 1998. The open architecture of the Company's products allows interoperability with existing systems. Although the Company's software components are typically sold as bundled products, they may be purchased and operated separately or integrated with existing command and control software.

  Advanced Architecture. Unlike the traditional host-based approach, the Company's ground systems are fully distributed, consisting of a set of workstations all communicating via a local area network ("LAN") backbone. Any software function can be performed on any workstation, eliminating the host computer bottleneck and allowing the processing and network loading to be fine-tuned by reallocation of logical processes to physical hardware. This approach also provides more reliable operations by eliminating single points of failure.

  Depth of Functionality. The Company's command and control software supports all aspects of satellite operation through a bundle of four inter-operable software products: (i) a real-time package; (ii) an off-line package; (iii) an orbit analysis package; and (iv) a database package. The Company's real-time package performs daily and routine satellite operations, including commanding, telemetry processing and fault detection and correction. The off-line package supports sustaining engineering functions, including trending and statistical analysis of data archived by the real-time system. The orbit analysis package performs orbit determination and prediction functions to monitor and control the position of the satellite in space. The database package tailors the performance of the other three packages, which are general in scope, to the specific requirements of each satellite mission. That is, the database defines the telemetry and command characteristics and the desired orbital elements and tolerances.

  Flexibility/Adaptability. A critical element to achieving initial operator acceptance of a new system and facilitating rapid implementation is the ability of the Company's software to serve the needs of particular satellite systems. All of the Company's software is database driven, allowing it to support satellite design changes or different series of satellites, without modifying the underlying software. Similarly, the software also supports a wide range of COTS hardware, including antenna, RF and baseband equipment, allowing the total system to be delivered in the most efficient configuration for each mission. Finally, the software is platform independent and can run on any UNIX computer, with a Windows NT capability slated for release in late 1998. This platform independence makes it possible for the Company and its customers to take full advantage of rapidly declining computer costs.

  Superior Price/Performance. The Company seeks to achieve superior price/performance by providing comprehensive solutions within the budgetary needs of its customers. The Company believes that its COTS software products provide advanced yet cost-effective solutions for satellite operators. These COTS software products eliminate the need for expensive development services, thereby substantially reducing the overall cost of a ground system. The Company's database driven software allows satellites to be added over time which permits the initial system acquisition costs to be amortized over years of operations. The Company believes its software products exceed industry expectations in functionality, technical sophistication and ease of use.

COMPANY STRATEGY

  The Company is currently a leading provider of satellite command and control systems, providing systems for a wide variety of satellites. The Company intends to extend its leadership and to expand its market share in world command and control solutions for users of all satellite types. Primary elements of the Company's strategy include:

  Technological Leadership. The Company intends to continue to commit substantial resources to further develop the next generation of its EPOCH and OASYS off-the-shelf products. For example, the products are currently being re-engineered to operate under the Windows NT operating system to take advantage of the tremendous third-party product base available on NT platforms, and to eliminate the risk of UNIX becoming obsolete. The Company anticipates that it will have migrated most of its software solutions to the Windows NT platform by December 1998. In addition, because the satellite infrastructure industry is increasingly requiring standards compliance, the Company intends to adhere to existing and future industry standards and participate in the further development of such standards.

  Strategic Alliances and Partnerships. In addition to its own development and marketing organization, the Company has and will continue to establish partnerships with select third parties, primarily satellite and hardware manufacturers, to assist the Company in successfully integrating its software products, implementing total solution command and control systems and developing customer relationships.

  Integration with Complementary Products. The Company believes that its ability to offer command and control software products that can integrate seamlessly with all satellite types and ground system components is a key competitive advantage. The Company also intends to integrate its software products with complementary products, including visualization tools, scheduling engines and decision support aids in order to maintain its competitive advantage and provide maximum flexibility for its customers.

  Sales, Support, Service and Marketing Organizations. The Company currently sells and supports its command and control software through direct sales to satellite operators and systems integrators in North America, Europe and Asia. The Company plans to invest significantly in expanding its sales, support and service capabilities in these geographic regions while simultaneously gaining entry into emerging markets in South America and Africa. The Company also intends to augment its direct marketing efforts with U.S. Government organizations to capitalize on the growing acceptance of COTS solutions in the government sphere.

  In addition to expanding its market share in its core business, the Company intends to draw on its capabilities and reputation in the command and control area to develop opportunities in related areas. The key aspects of this growth strategy are as follows:

  New Suite of Off-the-Shelf Applications. The Company intends to broaden its COTS line beyond command and control to include other applications currently utilizing customized solutions. These applications, which include payload data processing, payload I&T and ground equipment monitoring and control, have overlapping functionality with the Company's command and control applications and provide significant market growth opportunities. To date, the Company is building or has delivered twelve payload data processing systems, six satellite payload I&T systems and several monitoring and control systems.

  Professional Services Capabilities. The Company believes that providing comprehensive services and a high level of customer support is critical to its ability to maintain its leading position in command and control systems and to expand into new markets. Therefore, the Company intends to expand its professional services organization in areas including hardware testing, pre- and post-sale software support, quality assurance, project installation management and training. For example, the Company is implementing an ISO 9000 compliance program for the software and systems development group and anticipates certification by mid-1999. In addition, the Company is building a dedicated customer support organization to provide better service to its government, domestic and international customers.

  Strategic Acquisitions. Management may, at some time, determine to selectively pursue acquisitions of businesses, products or technologies that enhance its competitive position more efficiently than through in-house development. The Company has not acquired any businesses to date and has no agreements or understandings to do so at this time.

PRODUCTS

  Most of the Company's sales involve a combination of COTS software and hardware products together with development services for mission specific requirements and system integration as summarized below.

 Command and Control Software.

  EPOCH 2000, the Company's COTS software solution for satellite command and control, is designed to operate a variety of satellites with a minimum of personnel. EPOCH 2000's success has placed the Company at the forefront of replacing antiquated satellite control centers with smaller systems that can fly multiple satellites produced by any manufacturer. EPOCH 2000's open architecture, in combination with a graphical user interface and automated monitoring and control features, allow operators to monitor and control both their satellites and ground systems.

  EPOCH features a modern, distributed architecture consisting of a series of user workstations interconnected via an Ethernet LAN. This approach provides better performance than traditional mini-computer based ground systems at a lower cost. EPOCH provides end-to-end satellite command and control capabilities, including telemetry processing and display, commanding and command verification ("CV"), ground station automation, alarm/event processing and data archive and retrieval. These functions are driven by the EPOCH database, allowing the system to support multiple satellites solely through database updates, without modifying the run-time software. This results in lower maintenance and operations costs throughout the lifecycle.

  The typical EPOCH installation consists of a front-end processor which provides the interface to the front-end hardware (e.g., bit syncs, command encoders) and a series of user analysis workstations, all interconnected via the LAN. The front end processor executes a real-time version of UNIX and services all the time-critical requirements. The analyst stations provide the mechanism for users to control and monitor the satellite and the ground equipment. With this approach, the processing burden is distributed across the network. The system can be expanded indefinitely (up to the capacity of the network) by adding new workstation nodes. Even the network capacity limitations can be overcome by dividing the system into subnets inter-connected by bridges and routers. Thus, additional users can be accommodated during peak loads with no degradation in system response times.

  Functionally, the software addresses all of the requirements for real-time satellite control, including:

  Telemetry Processing. The EPOCH software provides end-to-end telemetry processing support, including frame decommutation, engineering unit ("EU") conversion and limits checking.

  Commanding. EPOCH provides full support for satellite commanding and CV. The commanding software is mnemonic-based; the user can transmit a command to the satellite by typing in the mnemonic from a pull-down list arranged alphabetically or by spacecraft subsystem.

  Automation. Routine satellite and ground system control procedures can be fully automated via the EPOCH Satellite Test and Operations Language ("STOL"). STOL allows frequently used command and configuration sequences to be stored in ASCII procedure files for automatic execution.

  Alarms/Events. EPOCH provides a centralized alarm/events processor for detecting and optionally correcting the following conditions: command or telemetry verification failure, telemetry out-of-limits condition, front-end processor failure or network communication problems.

  Data Archive and Retrieval. A built-in archive capability provides a permanent record of all significant ground system activity for long-term trending and analysis.

  OASYS, the Company's mission-planning software, provides full spectrum support for spacecraft orbit determination and control, including measurement set reductions, orbit determination, ephemeris propagation, maneuver planning and orbit events/reports. OASYS allows the user to manage a single spacecraft or a fleet in any Earth orbit, including low Earth, geosynchronous and Molniya-type orbits.

  ABE, the Company's offline analysis package, provides trending and statistical analysis of the information recorded in the real-time EPOCH archives. ABE supports automatic data extraction of key data, along with summary-level statistics (i.e., daily and seasonal minimums and maximums), advanced statistical processing techniques (i.e., covariance, convolution and regression) and graphical data visualization.

  All of these applications are tailored to specific customer requirements through a fourth package, the database. The database application is based on a commercial package for Relational Data Base Management System ("RDBMS"), with a top-level user-interface and functional extensions developed by the Company. The database provides "fill-in-the-blank" menu edit forms allowing the operator to specify every relevant operational characteristic and threshold for the satellite, its orbit and the associated ground equipment.

  LEO-T, the Low Earth Orbiting Terminal, is a new product developed by the Company as an extension of its existing command and control products. The LEO-T software provides fully automated, un-manned, remote operations of satellite ground stations, also known as telemetry, tracking, and control ("TT&C") sites, for LEO satellites. The chief difference between LEO-T and the other COTS software products is that LEO-T involves the monitoring and control of the ground equipment, rather than satellites themselves. The software controls antenna positioning and tracking, RF and baseband setup, communications path switching and management of redundant equipment. The software also provides a mechanism for transferring data between the tracking sites and the central satellite control facility.

 Development Services and Systems Integration.

  The Company provides services to support mission-specific requirements for both government and commercial customers. Most of the Company's ground system contracts have a service component. Depending on the application, the services may include tailoring of COTS software products, integration of third-party hardware and software and/or custom software development. The Company also provides post-delivery warranty and maintenance service for most of its systems. The Company believes that its expertise and experience in satellite systems and operations, computer software and hardware, engineering/mathematical analysis and end-user applications allow it to provide ground systems that exceed traditional expectations on system performance, cost and implementation schedule. The Company's experience, together with its innovative COTS software products and software tools, reduce the risks and lead time associated with ground system development.

 Applications.

  The Company believes that it has strengthened its position in the marketplace by developing a business base in certain critical application areas that offer continued growth potential. The Company provides products and services in different combinations in order to deliver systems for the following applications:

  Command and Control. The Company's EPOCH 2000 product line provides the complete spectrum of capabilities for operating satellites from any manufacturer. The Company sells the EPOCH 2000 software as a stand-alone product or bundled as a turnkey system with third-party hardware (e.g. antenna, RF, baseband and computer equipment).

  Integration and Test. The Company provides I&T systems for the spacecraft bus and payload. The I&T systems are based on the EPOCH 2000 product line and software tools developed by the Company for data visualization and analysis for payload I&T.

  Station Automation. The Company has recently extended the EPOCH 2000 product line to include a new product, called the LEO-T. The LEO-T software provides fully automated, un-manned operations of remote tracking stations for LEO satellites.

  Data Processing. The Company offers software tools and custom development services for satellite payload data acquisition and processing. The Company's principal work in this area has been for meteorological satellites.

  Simulation. The Company builds satellite simulators which are used for ground system checkout, training, spacecraft anomaly resolution and flight software validation.

CUSTOMERS

  In general, there are three major applications for satellites:
communications, remote sensing and science. The Company has customers in each of these areas. The Company believes that the combination of its proven COTS software products and its strength as a systems integrator has positioned it to serve as an end-to-end provider of total solutions for all of these applications.

 Communications.

  The Company provides satellite command and control products for a variety of communications satellites. One of the principal advantages that the Company's products offer in the commercial sector is the ability to operate fleets of satellites from multiple vendors. This capability allows operators to reduce costs by consolidating their control centers and using a single software package to operate their satellites.

  The Company's products are currently flying communications satellites from most of the major satellite manufacturers, including Hughes Space and Communications Company, Lockheed Martin Corporation, Loral Space & Communications Ltd. and Aerospatiale. The Company's customers include GE Americom, Loral Skynet, Shinawatra Satellite Public Company Ltd. and China Telecommunications Broadcast Satellite Corporation. All of these operators have purchased the Company's products to operate their fleets of geosynchronous Earth orbit ("GEO") communications satellites.

  The Company's product capabilities are scaleable to large fleets of satellites. The Company is currently developing a prototype control center for a LEO fleet of communications satellites.

 Remote Sensing and Meteorology.

  The Company builds command and control systems as well as payload and image data processing systems for meteorological satellites. Since its inception, the Company has provided ground systems for NOAA, including both their Geostationary Operational Environmental Satellite Program ("GOES") and the Television Infrared Observational Satellite ("TIROS") programs. The Company's systems support mission operations, instrument data processing, simulation and flight software validation. The Company also built the complete command and control system for the U.S. Air Force Defense Meteorological Satellite Program ("DMSP"), whose operations were recently transitioned to civilian control under NOAA's aegis. Since 1982, the Company has also been under contract to provide the DMSP program with satellite simulators used for training, ground system checkout and flight software analysis.

  High-performance ground systems are required to support Earth resource satellites that provide military and civilian customers with accurate image data. The Company has provided such command and control subsystems to Space Imaging/EOSAT and other operators.

  The Company's DOMSAT receive station ("DRS") is a PC-based product that receives real-time environmental information via satellite from ground-based data collection platforms and provides integrated capability for data management and analysis. The Company has sold over 60 DRS systems in the U.S. for a variety of government and commercial applications. Customers include the U.S. Geological Survey, the U.S. Army Corps of Engineers, the State of Louisiana and the City of Colorado Springs, Colorado.

 Scientific Research.

  The Company has supported a variety of diverse and complex science missions. The Company has supported more than a dozen missions for the National Aeronautics and Space Administration ("NASA"), including the Small Explorer ("SMEX") missions, International Solar-Terrestrial Physics ("ISTP") missions, X-ray Timing Explorer ("XTE") and Tropical Rainfall Measuring Mission ("TRMM"). Projects range from the development of distributed command and control systems to validation of complex embedded flight software.

  The Company was selected by the Johns Hopkins University Applied Physics Laboratory to support the first NASA Discovery Mission, the Near Earth Asteroid Rendezvous Program ("NEAR"). NEAR is the first in a series of low-cost, small-planet exploratory missions designed to gather data about asteroids in the solar system. The Company's EPOCH 2000 product forms the core of the mission's command and control ground system and also supports the spacecraft I&T.

  The National Space Program Office ("NSPO") for the Republic of China selected the Company to provide the complete command and control system for their ROCSAT-1 satellite. As a subcontractor to AlliedSignal, the Company provided the control center software, baseband hardware and system engineering and integration support. The Company also supports small satellite missions in America such as Orbital Sciences Corporation's SeaStar and Microlab programs.

MARKETING

  The Company relies upon senior corporate management, project managers and senior technical staff to carry out its marketing program, including the development and execution of marketing plans, proposal presentations and the performance of related tasks. These individuals collect information concerning requirements of current and potential customers in the course of contract performance and formal and informal briefings, from published literature, and through participation in professional and industry organizations. Senior management evaluates this information, identifies potential business opportunities and coordinates proposal efforts. The primary source of business in the Company's existing markets is by referral from existing customers. Additionally, the Company advertises extensively in Space Magazine and other industry publications.

  The Company seeks business believed to be of long-term benefit based on considerations such as technical sophistication, favorable market positioning and potential product spin-offs. One of the Company's primary marketing strategies is to anticipate and understand the changing needs of its customers and then to be prepared to meet those needs as they arise in new programs or in new program functions. This approach to marketing is mirrored in the Company's products which are highly adaptable to growth and change in the requirements of each user.

  As part of its marketing efforts, the Company intends to develop a prototype satellite command and control center of the future. All components of the command and control center software and hardware will be highly-adaptable and produced as off-the-shelf, and will support multiple satellites simultaneously. The Company believes that such modular commercial components will be used to create the next generation of command and control centers. This prototype will be on-site at the Company's facilities. The Company ultimately intends the prototype to be sold as an affordable, catalog, off-the-shelf command and control center which includes all hardware and software needed to fly any satellite.

CONTRACT REVENUE

  The Company earns revenues from sales of its products and services through contracts that are funded by the U.S. Government as well as commercial and international organizations. The Company may be either a prime contractor directly to the end user of its products and services or it may act as a subcontractor under a contract with another company.

  For a given contract, the revenue mix may include the Company's COTS software products, pass-through of third-party hardware and software, and services provided by the Company or its subcontractors. The Company, through its wholly-owned subsidiary IMI, earns commission revenue by representing a number of electronic product manufacturers in Maryland, Virginia and the District of Columbia, principally in space-related markets.

  The Company generates revenue under three types of contracts: cost plus, fixed price and T&M contracts. Under a cost plus contract, the Company is reimbursed for allowable costs within the contractual terms and conditions and is paid a negotiated fee. The fee may be fixed or based on performance incentives. Revenue recognition under a cost plus contract is based upon actual costs incurred and a pro rata amount of the negotiated fee. Under a fixed price contract, the Company is paid a stipulated price for services or products and bears the risk of increased or unexpected costs. Revenue under a fixed price contract is recognized using the percentage of completion method of accounting based on costs incurred in relation to total estimated costs. Under a T&M contract, the Company receives fixed hourly rates intended to cover salary costs attributable to work performed on the contract and related overhead expenses, reimbursement for other direct costs and a profit. Revenue is recognized under a T&M contract at the contractual rates as labor hours and direct expenses are incurred. A significant amount of the Company's revenue is earned under cost plus contracts. To date, the vast majority of contracts for the purchase of the Company's COTS software products have been fixed priced in nature, either firm fixed price contracts or T&M fixed labor rate contracts.

  All of the Company's contracts include specified objectives and performance periods ranging from a few weeks to several years, with most of the contracts providing for terms of four years or less. The Company's contracts consist primarily of cost plus and fixed price contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The breakdown of the Company's revenues between U.S. Government contracts and non-U.S. Government contracts for the six-month period ending March 31, 1998 is 63% U.S. Government and 37% non-U.S. Government. The nature of these contracts is described below.

U.S. GOVERNMENT CONTRACTS

  Company revenues from U.S. Government contracts are derived from a combination of contracts with the U.S. Government and subcontracts with other companies that have prime contracts with the U.S. Government. For fiscal years 1995, 1996 and 1997 and the six months ended March 31, 1998, approximately 77%, 59%, 67%, and 63%, respectively, of the Company's revenues were derived from contracts or subcontracts funded by the U.S. Government.

  NOAA, one agency, represented 30%, 22% and 42% of revenues, respectively, for fiscal years 1995, 1996 and 1997. During the six months ended March 31, 1998, the Company earned approximately 41% of its revenue from NOAA under a number of contracts. The Company expects that at least 41% of its revenue for fiscal year 1998 in its entirety will be derived from NOAA contracts. The loss of any one of these NOAA contracts could significantly affect the Company's performance. Similarly, the expiration, or termination for convenience, of any major contract could significantly affect the Company's performance if not renewed or replaced by contracts of similar value. It is estimated that the largest single NOAA contract will represent approximately 20% of the Company's fiscal year 1998 revenue. This contract establishes the requirements for integration of the NOAA Satellite Operations Control Center ("SOCC") and the Department of Defense's Multipurpose Satellite Operation Center functions at the NOAA SOCC. The contract expires September 30, 2001.

  U.S. Government contracting procedures may be categorized by formal advertising or procurement by negotiation. Negotiated procurements may, but do not necessarily, involve the solicitation of competitive proposals. If competitive proposals are solicited, the U.S. Government selects the proposal most advantageous to it and then conducts negotiations with the selected bidder.

  Many of the U.S. Government programs in which the Company participates as a contractor or subcontractor extend for several years but are funded only on an annual basis. Accordingly, the Company's contracts and subcontracts are subject to termination, reduction or modification in the event of changes in the government's requirements or budgetary constraints. Additionally, when the Company participates in a project as a subcontractor, it is subject to the risk that the prime contractor may fail or be unable to perform the prime contract.

  All of the Company's U.S. Government contracts and subcontracts are also subject to termination for "convenience." Should a contract be so terminated, the Company would be reimbursed for allowable costs to the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to the work actually performed.

  The Company's books and records are subject to audit by DCAA. Such audits can result in adjustments to contract costs and fees. Although the Company thus far has not been required to make any material audit adjustments, the possibility that such adjustments will be required always exists. Management is of the opinion that any such audit adjustments would not have a material adverse effect on the financial position or results of operations of the Company.

  The Company's contracts and subcontracts with federal government agencies are subject to competition and awarded on the basis of technical merit, personnel qualifications, experience and price. The Company's business, financial condition and results of operations could be materially affected by changes in procurement policies, a reduction in funds available for the services provided by it and other risks generally associated with federal government contracts. New government contract awards also are subject to protest by competitors at the time of award that can result in the re-opening of the competition or evaluation process, or the award of a contract to a competitor. The Company considers such bid protests to be a customary element in the process of procuring government contracts.

  In addition to the right to terminate, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded, and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years. In addition, contractors often experience revenue uncertainties during the first quarter of the government's fiscal year (beginning October 1) until differences between budget requests and appropriations are resolved. To date, Congress has funded all years of the multi-year major program contracts for which the Company has served as prime contractor or a subcontractor, although there can be no assurance that this will be the case in the future.

NON-U.S. GOVERNMENT CONTRACTS

  In addition to having contracts with the U.S. Government, the Company also has contracts with commercial and international organizations. For fiscal years 1995, 1996 and 1997 and the six months ended March 31, 1998, approximately 23%, 41%, 33% and 37%, respectively, of the Company's revenues were derived from non-U.S. Government contracts. These contracts are typically with commercial satellite operators, satellite manufacturers, aerospace systems integrators and foreign governments.

  During the fiscal year 1997 and the six months ended March 31, 1998, the Company had revenues from contracts with international organizations of $1,275,145 and $932,170, respectively.

  Most of the Company's non-U.S. Government contracts are awarded competitively and are performed on a fixed price basis. Typically, these contracts are for turnkey systems that are delivered by the Company in six to 18 months. Payment is most often based on delivery milestones established in the Company's contract. In addition, the contracts may include a system warranty period that lasts one to two years. The Company also offers extended support for the system on a fixed price or T&M basis.

  For certain of the Company's non-U.S. Government contracts, the Company often has terms in its contracts under which the customer can enforce performance of the Company or seek damages in case the Company does not perform as agreed to in the contract. Contracts may require the Company to post a performance bond, establish an irrevocable letter of credit or agree to pay liquidated damages in the event of late delivery.

BACKLOG

  The Company's estimated backlog is as follows:

                                     SEPTEMBER 30,             MARCH 31,
                                ----------------------- -----------------------
                                   1996        1997        1997        1998
                                ----------- ----------- ----------- -----------
Outstanding Commitments(1)..... $18,162,147 $14,010,477 $20,101,107 $19,415,474
General Commitments(2).........   9,489,563  12,490,050   7,297,333  22,176,500
                                ----------- ----------- ----------- -----------
  Total........................ $27,651,710 $26,500,527 $27,398,440 $41,591,974
                                =========== =========== =========== ===========

--------
(1) Represents orders that are firm and funded.
(2) Represents orders that are firm but not yet funded and contracts awarded but not yet signed.

  Under outstanding commitments, the Company agrees to provide specific services, frequently over an extended period of time, with continued performance of those services contingent upon the customer's year-to-year decision to fund the contract.

  General commitments consist of contract options and sole source business that management believes likely to be exercised or awarded in connection with existing contracts. Contract options are the Company's contractual agreement to perform specifically defined services only in the event the customer thereafter requests the Company to do so. Sole source business refers to contract work which the Company reasonably expects to be awarded based on its unique expertise in a specific area or because it has previously done all such work in that area for the customer or prime contractor who will award the contract. The Company estimates that 77% of backlog as of September 30, 1997 will be completed during fiscal year 1998. Estimated backlog includes contract options through September 30, 2002, including general commitments.

  Many of the Company's contracts are multi-year contracts and contracts with option years, and portions of these contracts are carried forward from one year to the next as part of the Company's contract backlog. The Company's total contract backlog represents management's estimate of the aggregate unearned revenues expected to be earned by the Company over the life of all of its contracts, including option periods. Because many factors affect the scheduling of projects, there can be no assurance as to when revenues will be realized on projects included in the Company's backlog. In addition, although contract backlog represents only business which is considered to be firm, there can be no assurance that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle the Company to all or a portion of its costs incurred and potential fees to the date of cancellation.

  However, the Company also believes that backlog is not necessarily indicative of future revenues. The Company's backlog typically is subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. Government contracts included in backlog may be terminated at the convenience of the government.

COMPETITION

  The Company experiences significant competition in all of the areas in which it does business. The Company believes it is one of four companies in the United States which derive the major portion of their revenue from the development of satellite ground systems. The Company competes with numerous companies having similar capabilities, some of which are larger and have considerably greater financial resources, including Lockheed Martin Corporation, Hughes Space and Communications Company, Loral Space & Communications Ltd., Orbital Sciences Corporation, AlliedSignal, Computer Sciences Corporation, Alcatel Espace, Matra Marconi Space and Aerospatiale. Many of these competitors are significantly larger and have greater financial resources than the Company, and some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. In addition, several smaller companies have specialized capabilities in similar areas. In general, the markets in which the Company competes are not dominated by a single company; instead, a large number of companies offer services that overlap and are competitive with those offered by the Company. There can be no assurance that the Company will be able to compete successfully.

  Because its command and control business is specialized and the Company is a leader in COTS software products, the market for this business is somewhat less competitive. In the command and control software market, the Company competes against other companies in the space industry. The Company's products also face competition from certain GOTS products for satellite command and control. In its other business areas, ground equipment and systems integration, the Company competes against systems integrators and product manufacturers.

  The Company believes that the principal competitive factors in the businesses in which it operates are technical understanding, management capability, past contract performance, personnel qualifications and price.

  The Company principally obtains contracts and subcontracts through competitive procurements offered by the U.S. Government or commercial enterprises. Because of its size, the Company often joins with a larger company in pursuing major procurements. It is not unusual for the Company to compete with a company for a contract while simultaneously joining with the same company in pursuit of another contract.

  It is not possible to predict how the Company's competitive position may be affected by changing economic or competitive conditions, customer requirements or technological developments.

PROPRIETARY RIGHTS

  The Company regards its products as proprietary trade secrets and confidential information. The Company relies on a combination of common law copyright and trade secret laws, third party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that in spite of these precautions, an unauthorized third party will not obtain and use information that the Company considers proprietary. To date, the Company has not registered any of its copyrights or trademarks. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competitors will not independently develop software products that are substantially equivalent or superior to the Company's products. None of the Company's software is patented. The Company believes that it has all necessary rights to market its products, although there can be no assurance third parties will not assert infringement claims in the future.

  The Company believes that, due to the nature of its products, the skill of personnel, knowledge and experience of management, and familiarity with the operation of the Company's products are more important in maintaining a leadership position in the industry than the protection of intellectual property rights.

EMPLOYEES

  The Company believes that its employees and their knowledge and capabilities are a major asset. The Company has been successful in attracting and retaining employees skilled in its core business competencies. The Company intends to continue to employ highly skilled personnel, as well as personnel knowledgeable concerning the needs and operations of its major customers.

  As of June 30, 1998, the Company employed approximately 165 full-time employees. The Company believes that its relations with its employees are good. None of the Company's employees are covered by collective bargaining agreements.

  There is significant competition for employees with the computer, engineering and information technology skills required to perform the services the Company offers. The Company's success will depend in part upon the Company's ability to attract, retain, train and motivate highly skilled employees.

FACILITIES

  The Company's headquarters occupies approximately 25,600 square feet at 5000 Philadelphia Way, Lanham, Maryland 20706. The lease expires March 15, 1999, and the annual lease cost for this lease is approximately $226,000, excluding operating expenses of approximately $43,520. During fiscal year 1997 the Company contracted for an additional 17,638 square feet of space at 4200 Forbes Blvd. Lanham, Maryland 20706. This second lease expires April 15, 1999 and has an annual lease cost, excluding operating expenses, of approximately $148,000. The Company believes that adequate additional suitable space will be available as required.

LEGAL PROCEEDINGS

  The Company is from time to time involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of management, would be likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the directors and executive officers of the Company.

DIRECTORS AND EXECUTIVE
OFFICERS                 AGE POSITION
-----------------------  --- --------
Steven R. Chamberlain...  42 Chief Executive Officer and Chairman of the Board of Directors
Thomas L. Gough.........  49 President, Chief Operating Officer and Director
Robert P. Sadler........  48 Vice President, Quality Control, Secretary, Treasurer and Director
Steven K. Kowal.........  45 Vice President, Engineering Manufacturing
Steven A. Carchedi......  46 Vice President of Commercial Systems
Donald F. Mack, Jr. ....  44 Vice President of Engineering
William I. Tittley......  54 Vice President of Asia Pacific Operations
Elaine M. Parfitt.......  34 Vice President and Chief Financial Officer
Patrick R. Woods........  43 Vice President of NOAA Programs
B. Clark Austin.........  44 Vice President, Marketing and Sales, Commercial Systems
Bonnie K. Wachtel.......  42 Director
Dominic A. Laiti........  66 Director
R. Doss McComas.........  44 Director

  STEVEN R. CHAMBERLAIN, 42, a Company founder, has been Chairman of the Board since June 1992, Chief Executive Officer since June 1992 and a Director since 1982. He served as Vice President from 1982 until May 1988 and as President from May 1988 until June 1992. From 1978 to 1982, Mr. Chamberlain was employed by OAO Corporation, a former provider of satellite control centers ("OAO"), where he progressed from Systems Analyst to Manager of the Offutt Air Force Base field support office. Mr. Chamberlain holds a B.S. degree in Physics from Memphis State University and has done graduate work in Physics and Mathematics at Memphis State and the University of Maryland. Mr. Chamberlain is married to Kimberly A. Chamberlain, who was the Company's Vice President and Chief Financial Officer until her resignation in February 1997.

  THOMAS L. GOUGH, 49, became a member of the Company's staff in January 1984. He has been a Director of the Company since his election in March 1996, and has served as President and Chief Operating Officer since June 1992. For three years before being named President, he served as Vice President and Chief Financial Officer. Prior to joining the Company, he was employed by Business and Technological Systems, Inc., serving initially as a Project Leader and later as the Software Systems Division Manager. From 1972 to 1977, he was employed by Computer Sciences Corporation, where he progressed from Programmer Analyst to Section Manager. Mr. Gough earned a B.S. degree from the University of Maryland, where he majored in Information Systems Management in the School of Business and Public Administration.

  ROBERT P. SADLER, 48, a Company founder, has been a Director, Secretary and Treasurer since 1982. In May 1988, he was appointed Vice President of Administration; in June 1992, he was appointed Vice President, Quality Control. From 1976 to 1982, Mr. Sadler was employed by OAO, where he progressed from Computer Analyst to Project Manager. Mr. Sadler obtained a B.S. in Mathematics and a B.S. in Computer Sciences from Pennsylvania State University and a M.S. in Management of Information Systems Technology from George Washington University.

  STEVEN K. KOWAL, 45, a Company founder, has been with the Company since 1982. In May 1988, he was appointed Vice President of Engineering Manufacturing. Mr. Kowal is the Chairman of the Board of IMI, a wholly-owned subsidiary of the Company. From 1979 to 1982, Mr. Kowal was employed by OAO, where he was a Manager of Hardware Development on several of OAO's major systems. Mr. Kowal holds a B.S. degree in Electrical Engineering from the University of Delaware.

  STEVEN A. CARCHEDI, 46, joined the Company in 1991, and is Vice President of Commercial Systems. Before joining the Company as a full-time employee in 1991, Mr. Carchedi worked with the Company for two years as an independent business development consultant. Previously, he worked for Computational Engineering, Inc., where he held positions as a Mathematician, Program Manager, Corporate Director and Vice President of Business Development. Mr. Carchedi holds a B.S. degree in Mathematics from Wake Forest University and a M.A. degree in Mathematics from the University of Maryland.

  DONALD F. MACK, JR., 44, joined the Company in 1986. In July 1989, he was appointed Vice President of Engineering. From 1979 to 1986, Mr. Mack was employed by General Electric Corporation's Space Systems Division as Design Engineer and promoted to Senior Project Supervisor for systems development. Mr. Mack holds a B.S. degree in Electrical Engineering from Northeastern University and a M.S. degree in Electrical Engineering from Johns Hopkins University.

  WILLIAM I. TITTLEY, 54, joined the Company in 1992, serving as Project Manager on the EPOCH 2000 sale to the Chinese Government. In March 1995, Mr. Tittley was made Vice President, Asia Pacific Operations, to oversee the Company's operations and business development in that region. Formerly, Mr. Tittley was with OAO, from 1977 through 1992, where he performed duties as Director of Space Systems Programs in charge of the technical and financial direction of aerospace programs. Mr. Tittley holds a B.S. equivalent in Aerospace Vehicle Design from the Academy of Aeronautics from the State University of New York, and has pursued graduate studies in Astronomy at the University of Maryland and Engineering at the California Coast University.

  ELAINE M. PARFITT, 34, joined the Company in 1983. She served as Staff Accountant/Personnel Administrator until January 1995, when she was promoted to Controller/Director of Accounting. In March 1997, Ms. Parfitt was appointed Vice President and Chief Financial Officer. She holds a B.S. degree in Accounting from the University of Maryland.

  PATRICK R. WOODS, 43, joined the Company in 1995, and is the Vice President of NOAA Programs. From 1994 to 1995, he worked for Space Systems/Loral ("SS/L"), and from 1985 to 1994, he worked for the Lockheed Martin Corporation, formerly Loral Aerospace. Mr. Woods served as the Director of Mission Operations for both SS/L and the AeroSys Division of Loral Aerospace. While at Loral Aerospace, Mr. Woods received the NASA Public Service Group Achievement Award from NASA Administrator Admiral Richard Truly for his management of the Hubble Space Telescope control center development and launch support. Mr. Woods holds a B.S. in Public Administration and a M.P.A. in Public Management from Indiana University.

  B. CLARK AUSTIN, 44, joined the Company in 1998 and is Vice President, Marketing and Sales, Commercial Systems. Before joining the Company, Mr. Austin was a founder of TSI Telsys Corp., where as a corporate officer he held positions as Director of Sales and Vice President, Sales and Marketing. Mr. Austin holds an A.A. Degree in Aviation Administration from Mesa College and has studied Business Administration at the University of San Diego.

  BONNIE K. WACHTEL, 42, has served as a Director of the Company since May 1988. Since 1984, she has been Vice President, General Counsel and a Director of Wachtel & Co., Inc., an investment banking firm in Washington, DC. Ms. Wachtel serves as a Director of VSE Corporation and Information Analysis, Inc. She holds a B.A. and M.B.A. from the University of Chicago and a J.D. from the University of Virginia, and is a Certified Financial Analyst.

  DOMINIC A. LAITI, 66, has been a Director of the Company since July 1995. Mr. Laiti is presently employed as an independent consultant and was President and Director of Globalink, Inc. from January 1990 to December 1994. He has over 26 years of experience in starting, building and managing high-technology private and public companies with annual revenues from 2 million to over 120 million dollars. Mr. Laiti was President of Hadron, Inc. from 1979 to 1989, Vice President of Xonics, Inc. from 1972 to 1979 and Vice President of KMS Industries from 1968 to 1972. He is a former Director of United Press International, Saturn Chemicals Company, Hadron, Inc., Telecommunications Industries, Inc., MAXXAM Technology, Inc. and Jupiter Technology, Inc.

  R. DOSS MCCOMAS, 44, has been a Director of the Company since July 1995. Since 1982, he has held various positions with COMSAT RSI, a business unit of COMSAT, supplying products and services to the wireless, satellite, air traffic control and other specialized markets worldwide. These positions included General Counsel, Vice President of Acquisitions, Strategic Planning and International Marketing, as well as Group Vice President responsible for the COMSAT's international operations. Currently, Mr. McComas is Chairman and Chief Executive Officer of Plexsys International, a COMSAT RSI equity investment. He holds a B.A. degree from Virginia Polytechnic Institute, a M.B.A. from Mt. Saint Mary's and a J.D. from Gonzaga University.

  The Company's By-Laws (the "By-Laws") provide that officers are elected or appointed by the Board of Directors. Each officer serves at the discretion of the Board of Directors.

CLASSIFIED BOARD OF DIRECTORS

  The By-Laws provide that the Board of Directors shall consist of between three and seven directors. The Proposed Charter provides for staggered three year terms for the members of the Board of Directors, who are divided into three classes. At each annual meeting of the stockholders, the directors comprising one of the three classes will be elected. Subject to the stockholders approval at the 1998 Annual Meeting to be held on July 22, 1998, the members of the Board of Directors would be classified as follows:

  Class I Directors: Dominic A. Laiti, Robert P. Sadler

  Class II Directors: Thomas L. Gough, R. Doss McComas

  Class III Directors: Steven R. Chamberlain, Bonnie K. Wachtel

  The Class I Directors' initial terms would expire at the 1999 annual meeting of stockholders; the Class II Directors' initial terms would expire at the 2000 annual meeting of stockholders; and the Class III Directors' initial terms would expire at the 2001 annual meeting of stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In May 1998, the Board of Directors established a Compensation Committee. The Compensation Committee is comprised of Bonnie K. Wachtel, R. Doss McComas and Dominic A. Laiti. None of the members of the Compensation Committee was an officer or employee of the Company during the fiscal year ended September 30, 1997. The Compensation Committee determines the salary and bonus for the Chief Executive Officer and makes recommendations regarding compensation levels for the officers of the Company. During the fiscal year ended September 30, 1997, the Board of Directors of the Company as a whole determined the compensation of Steven R. Chamberlain. Steven R. Chamberlain, Thomas L. Gough and Robert P. Sadler were officers, employees and members of the Board of Directors of the Company during the fiscal year ended September 30, 1997. Steven R. Chamberlain determined the compensation of all other executive officers of the Company during the fiscal year ended September 30, 1997.

DIRECTOR COMPENSATION

  Directors who are employees of the Company do not receive any compensation for their service as directors. The Company pays each director who is not an employee of the Company $5,000 per year for their services. Directors are granted stock options pursuant to the Company's 1988 Stock Option Plan. Bonnie
K. Wachtel was granted options to purchase 30,000 shares of Common Stock under the 1988 Stock Option Plan in fiscal 1997 at an exercise price of $4.88 per share to vest ratably over a five year period.

EXECUTIVE COMPENSATION

  The following table presents certain information concerning compensation earned for services rendered in all capacities to the Company for the fiscal years ended September 30, 1995, 1996 and 1997 by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL
                                COMPENSATION        LONG-TERM COMPENSATION
                              ----------------    --------------------------
                                                    AWARDS       PAYOUTS
                                                  ---------- ---------------
                                                  NUMBER OF
                                                    SHARES
NAME AND PRINCIPAL                                UNDERLYING    ALL OTHER
POSITION                 YEAR  SALARY   BONUS      OPTIONS   COMPENSATION(1)
------------------       ---- -------- -------    ---------- ---------------
Steven R. Chamberlain... 1997 $117,088 $13,000           0       $11,639
 Chief Executive Officer 1996  114,179  14,000      90,000        11,486
                         1995  108,577  14,000      45,000        10,502
Thomas L. Gough......... 1997 $106,242 $11,000           0       $10,508
 President               1996  101,581   8,000      60,000        10,061
                         1995   98,048  11,000           0         9,318
Steven A. Carchedi...... 1997 $103,701 $11,000           0       $10,136
 Vice President,         1996   97,771  12,000      60,000         9,572
 Commercial Systems      1995   94,926  12,000      12,000         8,944
Steven K. Kowal......... 1997 $102,257 $10,000           0       $10,001
 Vice President,         1996   97,771   9,000      24,000         9,572
 Engineering
  Manufacturing          1995   94,926   9,500           0         8,944
William I. Tittley...... 1997 $101,966 $31,623(2)        0       $ 8,784
 Vice President,         1996   98,891  26,456(2)    6,000        10,684
 Asia Pacific Operations 1995   96,050   7,000      30,000         9,046

--------

(1) All Other Compensation represents employer pension contributions. It does not include the value of insurance premiums paid by or on behalf of the Company with respect to term life insurance for the benefit of each identified individual in the approximate amount of $472, $463 and $325 in 1997, 1996 and 1995, respectively.
(2) Includes Overseas Assignment Bonuses of $26,623 and $19,956 in 1997 and 1996, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

  No stock option grant was made to any Named Officer for the fiscal year ended September 30, 1997.

FISCAL 1997 STOCK OPTION EXERCISES AND YEAR-END OPTION VALUES

  No Named Officer exercised options during the fiscal year ended September 30, 1997.

             AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                            OPTIONS AT SEPTEMBER 30,   "IN-THE-MONEY" OPTIONS
                                      1997            AT SEPTEMBER 30, 1997(1)
                            ------------------------- -------------------------
       NAME                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----                 ----------- ------------- ----------- -------------
Steven R. Chamberlain......   62,550       72,450      $109,947      $99,820
Steven A. Carchedi.........   89,628       42,372       238,640       69,265
Thomas L. Gough............   12,000       48,000        13,770       55,080
Steven K. Kowal............   12,000       12,000        17,730       17,730
William Tittley............   10,500       10,500        20,201       20,201

--------
(1) Value for "in-the-money" options represents the positive spread between the exercise price of outstanding options and the fair market value of $5.063 on September 30, 1997.

EMPLOYMENT AGREEMENTS

  There are no employment, non-competition or confidentiality agreements in effect with respect to any directors or executive officers of the Company (other than certain officers of its subsidiaries).

STOCK OPTION PLAN

  Effective May 25, 1988, the Company established a stock option plan, as amended and restated in 1994 (the "Stock Option Plan"), to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company. The Stock Option Committee has the authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock of the Company under this plan. The maximum number of shares of Common Stock which may be issued pursuant to the Stock Option Plan was increased from 300,000 to 1,200,000 during fiscal year 1994. The Board of Directors is seeking stockholder approval of an amendment to the Stock Option Plan which would, among other changes, increase the number of shares subject to options under the Stock Option Plan from 1,200,000 to 1,800,000 shares. Options to purchase a total of 39,024 shares of Common Stock were issued and options to purchase 9,706 shares of Common Stock were exercised during fiscal year 1997. The Company has reserved for issuance an aggregate of 1,517,244 shares of Common Stock (600,000 of which are subject to approval by the Company's stockholders) of which options to purchase 718,694 shares are outstanding. Pursuant to the Stock Option Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees.

INDEMNIFICATION ARRANGEMENTS

  The Company's Proposed Charter and By-Laws provide that the Company shall indemnify, as determined by the Board of Directors, any person who is serving or has served as a director or officer or employee or agent of the Company to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the Company), by reason of the fact that the person is or was a director or officer or employee or agent of the Company, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the Company, or serves or served at the request of the Company as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

  In addition, the Proposed Charter and the By-Laws provide that the Company, as determined by the Board of Directors shall, pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the extent permitted by Maryland Law.

  Pursuant to the By-Laws, upon resolution passed by the Board of Directors, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or who, while a director, officer, employee or agent of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's position as such, whether or not the Company would have the power to indemnify him against such liability under the By-Laws.

                             CERTAIN TRANSACTIONS

  The Company has no Certain Relationships and Related Transactions pursuant to Item 404 of Regulation S-K.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of Common Stock, (ii) each director and Named Officer of the Company, (iii) all executive officers and directors as a group and (iv) all Selling Stockholders. Except as otherwise indicated in the table, the address of the stockholders listed below is that of the Company's principal executive offices. The Company believes that except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

                                           COMMON STOCK
                            ---------------------------------------------------
                                 SHARES                         SHARES TO BE
                              BENEFICIALLY                      BENEFICIALLY
                             OWNED PRIOR TO       NUMBER         OWNED AFTER
                                OFFERING            OF          OFFERING(17)
                            --------------------- SHARES      -----------------
NAME AND ADDRESS             NUMBER       PERCENT OFFERED      NUMBER   PERCENT
----------------            ---------     ------- -------     --------- -------
EXECUTIVE OFFICERS,
 DIRECTORS
Steven R. Chamberlain.....    393,290(1)    6.7%   40,000(13)   353,290   4.9%
Thomas L. Gough...........    171,100(2)    2.9%   17,500(13)   153,600   2.1%
Robert P. Sadler..........    245,918(3)    4.2%   20,000(13)   225,918   3.1%
Elaine M. Parfitt.........     14,400(4)      *       --         14,400    *
Donald F. Mack, Jr........     44,600(5)      *       --         44,600    *
Steven K. Kowal...........    220,076(6)    3.8%      --        220,076   3.1%
Steven A. Carchedi........    127,128(7)    2.2%      --        127,128   1.7%
William I. Tittley........     13,050(8)      *       --         13,050    *
Patrick Woods.............        --          *       --            --     *
B. Clark Austin...........        --          *       --            --     *
Bonnie K. Wachtel
 1101 Fourteenth Street,
 N.W.
 Suite 800
 Washington, D.C. 20005-
 5680.....................     33,000(9)      *       --         33,000    *
Dominic A. Laiti
 12525 Knolls Brook Drive
 Clifton, VA 22024........     18,000(10)     *       --         18,000    *
R. Doss McComas
 409 Biggs Drive
 Front Royal, VA 22630....     18,000(11)     *       --         18,000    *
All Directors and
 Executive Officers as a
 group (13 persons).......  1,298,562      21.4%   77,500     1,221,062  16.4%
OTHER SELLING STOCKHOLDERS
Richard A. Bayles
 6520 SE Marina Way
 Stuart, FL 34996.........    167,950       2.9%   57,500(14)   110,450   1.6%
John Montfort
 29 Elm Street
 Fishkill, NY 12524.......    150,000       2.6%   57,500(15)    92,500   1.3%
Gorguze Investments LP
 c/o Lynn E. Gorguze
 11975 El Camino Real
 Suite 302
 San Diego, CA 92130......    255,000(12)   4.4%  115,000(16)   140,000   2.0%

--------
  * Less than one percent of the Common Stock outstanding.
 (1) Includes outstanding options to purchase 67,050 shares of Common Stock which are exercisable within 60 days.
 (2) Includes outstanding options to purchase 10,000 shares of Common Stock which are exercisable within 60 days.
 (3) Includes 225,860 shares which Mr. Sadler holds with his wife. Also includes outstanding options to purchase 1,878 shares of Common Stock which are exercisable within 60 days.
 (4) Includes outstanding options to purchase 1,500 shares of Common Stock which are exercisable within 60 days.
 (5) Includes outstanding options to purchase 4,500 shares of Common Stock which are exercisable within 60 days.
 (6) Includes outstanding options to purchase 15,000 shares of Common Stock which are exercisable within 60 days.
 (7) Includes outstanding options to purchase 100,128 shares of Common Stock which are exercisable within 60 days.
 (8) Includes outstanding options to purchase 11,250 shares of Common Stock which are exercisable within 60 days.
 (9) Includes outstanding options to purchase 6,000 shares of Common Stock which are exercisable within 60 days.
(10) Includes outstanding options to purchase 18,000 shares of Common Stock which are exercisable within 60 days.
(11) Includes outstanding options to purchase 18,000 shares of Common Stock which are exercisable within 60 days.

(12) Excludes 15,000 shares beneficially owned by Lynn E. Gorguze. Ms. Gorguze is the sole stockholder, president and chief executive officer of Cameron Holdings Corporation, the sole general partner of Gorguze Investments, L.P.

(13) All shares included will be offered pursuant to the Over-Allotment
     Option.

(14) Includes 7,500 shares of Common Stock to be offered pursuant to the Over-Allotment Option.

(15) Includes 7,500 shares of Common Stock to be offered pursuant to the Over-Allotment Option.

(16) Includes 15,000 shares of Common Stock to be offered pursuant to the Over-Allotment Option.

(17) Assumes the Over-Allotment Option is exercised in full.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share, subject to stockholder approval at the 1998 Annual Meeting. The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable law and the provisions of the Company's Proposed Charter and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Upon completion of the Offering, the Company will have 7,116,976 shares of Common Stock outstanding, and no shares of preferred stock outstanding. As of June 9, 1998 there were approximately 1,092 holders of Common Stock.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. Holders of Common Stock do not have preemptive rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  Upon approval of the Proposed Charter, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors without stockholder approval. The Board of Directors could issue the Preferred Stock with voting, conversion, redemption and/or liquidation rights and thereby dilute the voting power and equity of the holders of the Common Stock and adversely affect the market price of such stock. The issuance of Preferred Stock could also be used as an anti-takeover measure by the Company without any further action by the stockholders. The Company has no present plans to issue shares of Preferred Stock. See "Risk Factors--Anti-Takeover Provisions."

CERTAIN PROVISIONS OF THE COMPANY'S PROPOSED CHARTER AND BYLAWS AND OF MARYLAND LAW

 General

  The Company's Proposed Charter and By-Laws contain certain provisions that could make difficult the acquisition of control of the Company by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. See "Risk Factors--Anti-Takeover Provisions."

 Classified Board of Directors

  Subject to Stockholder approval of the Proposed Charter at the Annual Meeting of Stockholders to be held on July 22, 1998, the Proposed Charter and By-Laws provide for a Board divided into three classes of directors serving staggered three-year terms. With respect to the present Board, the term of the first class of directors will expire at the 1999 annual meeting of stockholders, the term of the second class of directors will expire at the 2000 annual meeting of stockholders and the term of the third class of directors will expire at the 2001 annual meeting of stockholders. See "Management--Classified Board of Directors." The Proposed Charter and the By-Laws provide that the Board of Directors shall consist of between three and seven directors. Pursuant to the Proposed Charter, a director may be removed only for cause and then only by the affirmative vote of the holders of at least 67% of the aggregate combined voting power of all classes of capital stock entitled to vote in the election of directors, voting as one class, and only at a special meeting of shareholders called for such purpose, once the Company's Common Stock is quoted on a national market or listed on a national exchange.

 Business Combinations

  Under the MGCL, certain "business combinations" (including, in certain circumstances, a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's outstanding voting stock or is an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least: (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the Interested Stockholder with whom the business combination is to be effected or by an affiliate of the Interested Stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. As a result of such approval or exemption of a business combination by the board of directors, certain persons may be able to enter into business combinations with the corporation, which may not be in the best interest of the stockholders, without compliance by the corporation with the super-majority vote requirements and the other provisions of the statute. The Board of Directors of the Company has not approved or exempted any business combinations from these provisions of the MGCL.

 Control Share Acquisitions

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which the acquiror or an officer of the corporation, or a director of the corporation who is also an employee of the corporation, is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), entitle the acquiror to exercise or direct the exercise of voting power in electing directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of ownership of, or the power to direct the exercise of voting power with respect to, control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares acquired or to be acquired in the control share acquisition. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation prior to such acquisition.

  The business combination statute and the control share acquisition statute could have the effect of discouraging others to acquire the Company and of increasing the difficulty of consummating any offer.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

STOCK EXCHANGE LISTING

  The Company's Common Stock is currently quoted on the Nasdaq SmallCap Market under the symbol "ISYS." The Company has applied to have its Common Stock quoted on the Nasdaq National Market under the same symbol.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the closing of the Offering, the Company will have 7,116,976 shares of Common Stock outstanding (assuming no exercise of the Underwriters' Over-Allotment Option or options outstanding under the Company's stock option plan). The 1,500,000 shares of Common Stock sold in the Offering as well as the 600,000 shares sold in the Company's initial public offering will be freely tradable without restriction or limitation under the Securities Act of 1933, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act of 1933 (which sales would be subject to certain limitations and restrictions described below). All of the remaining 5,016,976 shares of Common Stock may be sold in the public market, subject in some cases to the volume and other limitations of Rule 144 promulgated under the Securities Act of 1933. The Company, together with its officers and directors (holding in the aggregate 1,039,056 shares), have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus, without the prior written consent of Allen & Company Incorporated.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 71,158 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

  The Company has filed and plans to file registration statements on Form S-8 registering an aggregate of 1,800,000 shares of Common Stock subject to outstanding stock options and issuable pursuant to the Stock Option Plan. If not otherwise subject to a lock-up agreement, shares purchased pursuant to this plan generally would be available for resale in the public market. The Company has outstanding options to purchase an aggregate of 718,694 shares of Common Stock, 389,628 of which are currently exercisable. See "Management-- Stock Option Plan."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), for whom Allen & Company Incorporated and Ferris, Baker Watts, Incorporated are acting as representatives (the "Representatives"), and each Underwriter has severally agreed to purchase from the Company and the applicable Selling Stockholders the respective number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   Allen & Company Incorporated.......................................
   Ferris, Baker Watts, Incorporated..................................
                                                                       ---------
     Total............................................................ 1,500,000
                                                                       =========

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase and pay for all such shares of Common Stock offered hereby if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") at such price less a
concession not in excess of $    per share of Common Stock. The Underwriters
may allow and such dealers may re-allow a concession not in excess of $    per
share to other dealers who are members of the NASD. No such reduction shall change the amount of proceeds to be received by the Company or the Selling Stockholders as set forth on the cover page of this Prospectus.

  The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the closing date of the Offering, to purchase up to an aggregate of 225,000 additional shares of Common Stock at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriters may exercise such Over-Allotment Option solely to cover overallotments, if any, made in connection with the sale of shares of Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such Over-Allotment Option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Company has agreed that it will not sell, without the consent of Allen & Company Incorporated, any Common Stock or any securities convertible into Common Stock during the 180 days following the effective date of the Offering, subject to certain exceptions. In addition, each officer and director has agreed not to sell, without the consent of Allen & Company Incorporated, any Common Stock or securities exercisable for Common Stock for the 180 day period following the effective date of the Offering, subject to certain exceptions.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In connection with the Offering and after the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option referred to above. In addition, Allen & Company Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters and each person who controls the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, such as for material misstatements or omissions in the Registration Statement. In addition, the Underwriters have agreed to indemnify the Company for such liabilities arising from material misstatements or omissions in connection with disclosure for which the Underwriters are responsible, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Underwriters. The Underwriters have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

  The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Venable, Baetjer and Howard, LLP, McLean, VA. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Werbel & Carnelutti, a Professional Corporation, New York, New York.

                                    EXPERTS

  The audited financial statements of the Company for the three years ended September 30, 1997 included in this Prospectus have been audited by Rubino & McGeehin, Chartered, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             AVAILABLE INFORMATION

  This Prospectus, which constitutes a part of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on The Nasdaq SmallCap Market. The Company has applied to have the Common Stock quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                              GLOSSARY OF ACRONYMS

 ACRONYM DEFINITION
 ------- ----------
 CV      Command Verification
 COTS    Commercial-Off-the-Shelf
 DCAA    Defense Contract Audit Agency
 DMSP    Defense Meteorological Satellite Program
 DRS     DOMSAT Receive Station
 EU      Engineering Units
 FASB    Financial Accounting Standards Board
 GEO     Geosynchronous Earth Orbit
 GOES    Geostationary Operational Environmental Satellite Program
 GOTS    Government-Off-the-Shelf
 I&T     Integration and Test
 ISTP    International Solar-Terrestrial Physics
 LAN     Local Area Network
 LEO     Low Earth Orbit
 LEO-T   Low Earth Orbiting Terminal
 MGCL    Maryland General Corporation Law
 M&C     Monitoring and Control
 NASA    National Aeronautics and Space Administration
 NOAA    National Oceanic and Atmospheric Administration
 NSPO    National Space Program Office
 NEAR    Near Earth Asteroid Rendezvous Program
 RF      Radio Frequency
 RDBMS   Relational Data Base Management System
 STOL    Satellite Test and Operations Language
 SMEX    Small Explorer
 SOCC    Satellite Operations Control Center
 SOP     Statement of Position
 TT&C    Telemetry, Tracking, and Control
 TIROS   Television Infrared Observational Satellite
 T&M     Time and Material
 TRMM    Tropical Rainfall Measuring Mission
 XTE     X-ray Timing Explorer

                             INTEGRAL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets as of March 31, 1998 (unaudited) and September
 30, 1997 and 1996........................................................  F-3
Consolidated Statements of Operations for the Six Months Ended March 31,
 1998 and 1997 (unaudited) and Years Ended September 30, 1997, 1996 and
 1995.....................................................................  F-4
Consolidated Statements of Stockholders' Equity for the Six Months Ended
 March 31, 1998 (unaudited) and Years Ended September 30, 1997, 1996 and
 1995.....................................................................  F-5
Consolidated Statements of Cash Flows for the Six Months Ended March 31,
 1998 and 1997 (unaudited) and Years Ended September 30, 1997, 1996 and
 1995.....................................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Integral Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Integral Systems, Inc. and its subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integral Systems, Inc. and its subsidiaries as of September 30, 1997 and 1996, and their consolidated results of operations and consolidated cash flows for the years ended September 30, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

November 21, 1997                         /s/ Rubino & McGeehin, Chartered
Bethesda, Maryland

                                               Certified Public Accountants

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,
                                               MARCH 31,  ----------------------
                                                 1998        1997        1996
                                              ----------- ----------- ----------
                                              (UNAUDITED)
                   ASSETS
Current assets
  Cash and cash equivalents.................  $ 1,302,476 $ 1,006,614 $1,369,915
  Accounts receivable.......................   10,382,060   9,068,407  4,849,886
  Employee receivables......................        5,249       1,200     24,200
  Prepaid expenses..........................       56,623     106,230     59,956
  Deferred income taxes.....................       44,324      44,324     73,913
                                              ----------- ----------- ----------
    Total current assets....................   11,790,732  10,226,775  6,377,870
Property and equipment, at cost, net of
 accumulated depreciation and amortization..      835,057     801,805    399,108
Deposits....................................       12,542      10,142      7,182
Software development costs, net of
 accumulated amortization...................    1,413,439   1,452,242  1,295,514
                                              ----------- ----------- ----------
    Total assets............................  $14,051,770 $12,490,964 $8,079,674
                                              =========== =========== ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable--trade...................  $ 1,894,741 $ 2,887,419 $  786,701
  Accrued expenses..........................    1,650,374   1,503,321  1,157,356
  Line of credit............................      500,000     500,000        --
  Capital lease payable--current portion....      191,093         --         --
  Billings in excess of revenue for
   contracts in progress....................    1,427,528     803,181    128,925
  Income tax payable........................      314,700     175,010     48,060
                                              ----------- ----------- ----------
    Total current liabilities...............    5,978,436   5,868,931  2,121,042
Capital lease payable--long term portion....      392,768         --         --
                                              ----------- ----------- ----------
    Total liabilities.......................    6,371,204   5,868,931  2,121,042
                                              ----------- ----------- ----------
Commitments and contingencies
Common stock, $.01 par value, 10,000,000
 shares authorized, 5,810,976, 5,724,904 and
 5,715,198 shares issued and outstanding....       58,110      57,249     57,152
Additional paid-in capital..................    1,078,626     812,159    777,684
Retained earnings...........................    6,543,830   5,752,625  5,123,796
                                              ----------- ----------- ----------
    Total stockholders' equity..............    7,680,566   6,622,033  5,958,632
                                              ----------- ----------- ----------
    Total liabilities and stockholders'
     equity.................................  $14,051,770 $12,490,964 $8,079,674
                                              =========== =========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          SIX MONTHS ENDED MARCH 31,         YEARS ENDED SEPTEMBER 30,
                          ----------------------------  -------------------------------------
                              1998           1997          1997         1996         1995
                          -------------  -------------  -----------  -----------  -----------
                           (UNAUDITED)    (UNAUDITED)
Revenue.................  $  12,385,731  $  9,267,960   $20,058,984  $11,217,148  $10,770,661
                          -------------  ------------   -----------  -----------  -----------
Cost of revenue
  Direct labor..........      2,802,073     2,106,440     4,514,765    3,617,255    3,526,899
  Direct equipment and
   subcontracts.........      3,829,974     3,652,117     7,614,788    1,567,215    2,218,243
  Travel and other
   direct costs.........        327,335       246,293       628,598      302,373      159,992
  Overhead costs........      2,329,207     1,509,492     3,261,652    2,729,793    2,385,043
                          -------------  ------------   -----------  -----------  -----------
    Total cost of
     revenue............      9,288,589     7,514,342    16,019,803    8,216,636    8,290,177
                          -------------  ------------   -----------  -----------  -----------
Gross margin............      3,097,142     1,753,618     4,039,181    3,000,512    2,480,484
Selling, general and
 administrative.........      1,361,016       940,765     2,303,294    1,758,248    1,434,296
Product amortization....        330,000       330,000       660,000      509,477      508,556
Bad debt expense........            --            --            --       232,708          --
                          -------------  ------------   -----------  -----------  -----------
Income from operations..      1,406,126       482,853     1,075,887      500,079      537,632
Other income (expense)
  Interest income.......         19,919        24,578        45,169       65,396       76,222
  Interest expense......        (47,914)       (6,096)      (10,509)      (2,320)      (2,529)
  Miscellaneous, net....        (89,126)      (52,738)      (98,375)     (60,787)     (35,139)
                          -------------  ------------   -----------  -----------  -----------
Income before income
 taxes..................      1,289,005       448,597     1,012,172      502,368      576,186
Provision for income
 taxes..................        497,800       165,500       383,343      179,351      195,483
                          -------------  ------------   -----------  -----------  -----------
  Net income............  $     791,205  $    283,097   $   628,829  $   323,017  $   380,703
                          =============  ============   ===========  ===========  ===========
Weighted average number
 of common shares:
  Basic.................      5,762,786     5,716,140     5,718,060    5,688,126    5,652,930
  Diluted...............      6,132,469     5,877,953     5,907,613    5,828,005    5,762,933
Earnings per share:
  Basic.................  $        0.14  $       0.05   $      0.11  $      0.06  $      0.07
                          =============  ============   ===========  ===========  ===========
  Diluted...............  $        0.13  $       0.05   $      0.11  $      0.06  $      0.07
                          =============  ============   ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON
                                      STOCK AT ADDITIONAL
                            NUMBER OF   PAR     PAID-IN    RETAINED
                             SHARES    VALUE    CAPITAL    EARNINGS    TOTAL
                            --------- -------- ---------- ---------- ----------
BALANCE, SEPTEMBER 30,
 1994...................... 5,628,120 $56,281  $  588,640 $4,420,076 $5,064,997
  Stock options exercised..    34,356     344      60,609        --      60,953
  Net income...............       --      --          --     380,703    380,703
                            --------- -------  ---------- ---------- ----------
BALANCE, SEPTEMBER 30,
 1995...................... 5,662,476  56,625     649,249  4,800,779  5,506,653
  Stock options exercised..    52,722     527     128,435        --     128,962
  Net income...............       --      --          --     323,017    323,017
                            --------- -------  ---------- ---------- ----------
BALANCE, SEPTEMBER 30,
 1996...................... 5,715,198  57,152     777,684  5,123,796  5,958,632
  Stock options exercised..     9,706      97      24,868        --      24,965
  Tax benefit of stock
   options.................       --      --        9,607        --       9,607
  Net income...............       --      --          --     628,829    628,829
                            --------- -------  ---------- ---------- ----------
BALANCE, SEPTEMBER 30,
 1997...................... 5,724,904  57,249     812,159  5,752,625  6,622,033
  Stock options exercised
   (unaudited).............    86,072     861     266,467        --     267,328
  Net income (unaudited)...       --      --          --     791,205    791,205
                            --------- -------  ---------- ---------- ----------
BALANCE, MARCH 31, 1998
  (UNAUDITED).............. 5,810,976 $58,110  $1,078,626 $6,543,830 $7,680,566
                            ========= =======  ========== ========== ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         SIX MONTHS ENDED MARCH 31,         YEARS ENDED SEPTEMBER 30,
                         -----------------------------   ----------------------------------
                             1998            1997           1997        1996        1995
                         -------------   -------------   ----------  ----------  ----------
                          (UNAUDITED)     (UNAUDITED)
Cash flows from
 operating activities:
  Net income............ $     791,205   $     283,097   $  628,829  $  323,017  $  380,703
                         -------------   -------------   ----------  ----------  ----------
  Reconciling
   adjustments:
    Depreciation and
     amortization.......       521,916         430,421      977,536     705,793     677,207
    Change in deferred
     taxes..............           --              --        29,589     (13,194)     20,805
    Tax effect of stock
     options............           --              --         9,607         --          --
    (Increase) decrease
     in:
      Accounts
       receivable.......    (1,313,653)     (1,853,340)  (4,218,521) (1,366,109) (1,090,207)
      Interest
       receivable.......           --              --           --          --       10,333
      Prepaid expenses
       and deposits.....        47,207         (39,182)     (49,234)      4,549     (46,815)
      Employee
       receivables......        (4,049)            --        23,000     (24,200)        --
      Income tax
       receivable.......           --              --           --          --        6,361
    (Decrease) increase
     in:
      Accounts payable--
       trade............      (992,678)      1,422,996    2,100,718     434,706     145,031
      Accrued expenses..       147,053          49,766      345,965     282,108    (157,414)
      Billings in excess
       of revenue for
       contracts in
       progress.........       624,347         263,498      674,256    (432,277)    337,288
      Income tax
       payable..........       139,690          34,550      126,950     (60,421)    108,481
                         -------------   -------------   ----------  ----------  ----------
        Total
         adjustments....      (830,167)        308,709       19,866    (469,045)     11,070
                         -------------   -------------   ----------  ----------  ----------
  Net cash provided
   (used) by operating
   activities...........       (38,962)        591,806      648,695    (146,028)    391,773
                         -------------   -------------   ----------  ----------  ----------
Cash flows from
 investing activities:
  Acquisition of
   property and
   equipment............      (101,194)       (290,428)    (720,233)   (306,799)   (217,642)
  Software development
   costs................      (291,197)       (434,425)    (816,728)   (431,773)   (315,470)
  Sale of marketable
   securities...........           --              --           --          --      403,100
                         -------------   -------------   ----------  ----------  ----------
  Net cash used in
   investing
   activities...........      (392,391)       (724,853)  (1,536,961)   (738,572)   (130,012)
                         -------------   -------------   ----------  ----------  ----------
Cash flows from
 financing activities:
  Proceeds from
   sale/lease back......       500,000             --           --          --          --
  Payments on capital
   lease obligations....       (40,113)            --           --          --          --
  Proceeds from line of
   credit...............           --          370,000      500,000         --          --
  Proceeds from exercise
   of stock options.....       267,328           5,556       24,965     128,962      60,953
                         -------------   -------------   ----------  ----------  ----------
  Net cash provided by
   financing
   activities...........       727,215         375,556      524,965     128,962      60,953
                         -------------   -------------   ----------  ----------  ----------
Net increase (decrease)
 in cash................       295,862         242,509     (363,301)   (755,638)    322,714
Cash and cash
 equivalents, beginning
 of year................     1,006,614       1,369,915    1,369,915   2,125,553   1,802,839
                         -------------   -------------   ----------  ----------  ----------
Cash and cash
 equivalents, end of
 year................... $   1,302,476   $   1,612,424   $1,006,614  $1,369,915  $2,125,553
                         =============   =============   ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of Integral Systems, Inc. (the "Company") and its wholly-owned subsidiaries, Integral Marketing, Inc. ("IMI") and InterSys, Inc. ("InterSys"). All significant intercompany transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Interim Reporting

  The financial information as of March 31, 1998 and for the six months ended March 31, 1998 and 1997, has been prepared by the Company without audit, and includes, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results. Operating results for any interim period are not necessarily indicative of the results for any other period or for the entire year.

 Contract Revenue

  Revenue under cost plus fixed fee contracts is recorded on the basis of direct costs plus indirect costs incurred and an allocable portion of the fixed fee. Revenue from fixed price contracts is recognized on the percentage of completion method, measured by the cost-to-cost method for each contract. Revenue from time and materials contracts is recognized based on fixed hourly rates for direct labor expended. The fixed rate includes direct labor, indirect expenses and profits. Material or other specified direct costs are recorded at actual cost.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. The Company's contracts vary in length from one to four years.

  The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such incentive fee awards or penalties are included in revenue at the time the amounts can be reasonably determined.

  Unbilled accounts receivable represents revenue recognized in excess of amounts billed. The liability, billings in excess of revenue for contracts in progress, represents billings in excess of revenue recognized.

 Change in Accounting for Commission Revenues

  During the fiscal year ended September 30, 1997, the Company elected to record commission revenues earned by IMI at the time orders are shipped. Previously, the Company recorded commission revenues at the time orders were received. The effect of this change was not material to the financial statements.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

 Depreciation and Amortization

  Property and equipment are stated at cost. The Company follows the policy of providing depreciation and amortization by charges, on the straight-line method, to operating expenses at rates based on estimated useful lives as follows:

         CLASSIFICATION                                  ESTIMATED USEFUL LIVES
         --------------                                  ----------------------
      Electronic equipment.............................. 3 Years
      Furniture and fixtures............................ 5 Years
      Leasehold improvements............................ Life of lease
      Software.......................................... 3 Years

  Maintenance and repair costs are charged to expense as incurred. Replacements and betterments are capitalized. At the time properties are retired or otherwise disposed of, the property and related accumulated depreciation or amortization accounts are relieved of the applicable amounts and any gain or loss is credited or charged to income.

 Software Development Costs

  The Company has capitalized costs related to the development of certain software products. In accordance with Statement of Financial Accounting Standards No. 86, capitalization of costs begins when technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and has been recognized for those products available for market based on the products' estimated economic lives which average five years. Due to inherent technological changes in software development, however, the period over which such capitalized costs is being amortized may have to be modified in the future.

 Earnings Per Share

  Effective October 1, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." This statement replaces the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options. Diluted earnings per share is similar to the previously used fully diluted earnings per share. All earnings per share amounts have been restated to conform to SFAS No. 128. No reconciling items existed between the net income used for basic and diluted earnings per share. The only reconciling item between the shares used for basic and diluted earnings per share related to outstanding stock options. The earnings per share computations have been adjusted retroactively where appropriate for the stock splits discussed in
Note 11.

 Cash Concentrations and Cash Equivalents

  The Company considers all highly-liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash accounts are maintained primarily with one federally insured financial institution. Balances usually exceed insured limits, but management does not consider this to be a significant concentration of credit risk. Included in the cash balance are amounts held in a foreign bank accounts totalling $23,284, $23,284 and $89,057 at March 31, 1998 (unaudited) and September 30, 1997 and 1996, respectively.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

2. ACCOUNTS RECEIVABLE AND REVENUE

  Accounts receivable consist of the following:

                                                              SEPTEMBER 30,
                                               MARCH 31,  ---------------------
                                                 1998        1997       1996
                                              ----------- ---------- ----------
                                              (UNAUDITED)
   BILLED
   Government Services
     Prime contracts......................... $ 1,037,689 $  946,647 $  669,556
     Subcontracts............................   1,265,262    523,795    440,871
   Commercial Products and Services..........   3,819,809  2,657,018  1,655,615
                                              ----------- ---------- ----------
       Total billed..........................   6,122,760  4,127,460  2,766,042
                                              ----------- ---------- ----------
   UNBILLED
   Government Services
     Prime contracts.........................   1,597,874  1,371,270    827,637
     Subcontracts............................     607,327    210,533     91,269
   Commercial Products and Services..........   2,054,099  3,359,144  1,164,938
                                              ----------- ---------- ----------
       Total unbilled........................   4,259,300  4,940,947  2,083,844
                                              ----------- ---------- ----------
       Total accounts receivable............. $10,382,060 $9,068,407 $4,849,886
                                              =========== ========== ==========

  Unbilled accounts receivable include amounts arising primarily from the use of the percentage-of- completion or other methods of recognizing revenue that differ from contractual billing terms. Substantially all unbilled receivables are expected to be billed and collected in one year.

  The Company earns revenue from sales of its products and services through contracts funded by the U.S. Government, both as prime contractor and subcontractor, as well as commercial and international organizations. The Company's subsidiary, IMI, earns commission revenue by representing electronic product manufacturers.

  The Company classifies contract revenues in two separate categories on the basis of the contract's procurement and development requirements: (i) contracts which require compliance with government procurement and development standards are classified as government revenue ("Government Services") and
(ii) contracts conducted according to commercial practices are classified as commercial revenue ("Commercial Products and Services"), regardless of whether the end customer is a commercial or government entity. Sales of the Company's commercial-off-the-shelf software products are classified as Commercial Products and Services revenue. IMI sales of third party hardware and software are also classified as Commercial Products and Services revenue.

  During the years ended September 30, 1997, 1996 and 1995, approximately 57%, 51% and 58%, respectively, of the Company's revenue was from Government Services, primarily the National Oceanic and Atmospheric Administration ("NOAA") and the National Aeronautics and Space Administration ("NASA"). During the six months ended March 31, 1998 and 1997 (unaudited), approximately 51% and 63%, respectively of the Company's revenue was from Government Services. The remaining revenue is from Commercial Products and Services as defined above.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

  By way of comparison, if revenues were reclassified according to end customer, the Company's revenue from U.S. Government customers, both as a prime contractor and a subcontractor, for the years ended September 30, 1997, 1996 and 1995 was 67%, 59% and 77%, respectively. Revenue from U.S. Government customers for the six month periods ended March 31, 1998 and 1997 (unaudited) was 63% and 70%, respectively. Revenue from non-U.S. Government customers for the years ended September 30, 1997, 1996 and 1995 was 33%, 41% and 23%, respectively. Revenue from non-U.S. Government customers for the six month periods ended March 31, 1998 and 1997 (unaudited) was 37% and 30%, respectively.

  For each of the years ended September 30, 1997, 1996 and 1995, and the six month period ended March 31, 1997 (unaudited), non-U.S. Government revenue included one customer which provided revenue in excess of 10% of total annual revenue.

3. PROPERTY AND EQUIPMENT

  Property and equipment are as follows:

                                                           SEPTEMBER 30,
                                            MARCH 31,   ---------------------
                                              1998         1997       1996
                                           -----------  ----------  ---------
                                           (UNAUDITED)
   Electronic equipment................... $  558,672   $1,163,082  $ 728,956
   Furniture and fixtures.................     43,743       80,618     54,898
   Leasehold improvements.................      6,075       11,365     11,365
   Software...............................     51,231      156,946     50,658
   Equipment under capital lease..........    656,955          --         --
                                           ----------   ----------  ---------
     Total property and equipment.........  1,316,676    1,412,011    845,877
   Less: accumulated depreciation and
    amortization..........................   (481,619)    (610,206)  (446,769)
                                           ----------   ----------  ---------
   Property and equipment, net............ $  835,057   $  801,805  $ 399,108
                                           ==========   ==========  =========

  As discussed in Note 7, the Company entered into a sale-leaseback arrangement for certain electronic equipment during the six months ended March 31, 1998 (unaudited).

4. SOFTWARE DEVELOPMENT

  Software development costs consist of the following:

                                                            SEPTEMBER 30,
                                           MARCH 31,   ------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
                                          (UNAUDITED)
   Costs incurred........................ $ 3,867,218  $ 3,281,685  $ 2,759,293
   Less: accumulated amortization........  (2,453,779)  (1,829,443)  (1,463,779)
                                          -----------  -----------  -----------
   Software development costs, net....... $ 1,413,439  $ 1,452,242  $ 1,295,514
                                          ===========  ===========  ===========

  Amortization expense for the year ended September 30, 1997, 1996 and 1995, was $660,000, $509,477 and $508,556, respectively. Amortization expense for each of the six month periods ended March 31, 1998 and 1997 (unaudited) was $330,000.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

5. LINE OF CREDIT

  The Company had a line of credit agreement with a bank at September 30, 1997, for $2,000,000. Borrowings under the line were due on demand and carried interest at the bank's prime lending rate plus 1/4% per annum, with accrued interest payable monthly. The line of credit was secured by the Company's billed accounts receivable and had certain financial covenants, including minimum net worth and liquidity ratios. The line was to expire February 28, 1999. At September 30, 1997, the Company had a $500,000 outstanding balance under the line of credit.

  Subsequent to September 30, 1997, the Company negotiated an increase in its line of credit from $2,000,000 to $3,000,000. Borrowings under the line are due on demand and bear interest at the Eurodollar Rate plus 1.9% per annum. Accrued interest is payable monthly. The line of credit is secured by the Company's billed and unbilled accounts receivable. The line also has certain financial covenants, including minimum net worth and liquidity ratios. The new line of credit was effective November 14, 1997 and expires February 28, 1999. At March 31, 1998 (unaudited), the Company had a $500,000 outstanding balance under the line of credit.

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                              SEPTEMBER 30,
                                               MARCH 31,  ---------------------
                                                 1998        1997       1996
                                              ----------- ---------- ----------
                                              (UNAUDITED)
   Accrued payroll........................... $  805,762  $  651,808 $  544,974
   Accrued vacation..........................    437,024     345,202    253,950
   Payroll taxes.............................    125,345     233,971    171,054
   Retirement plan payable...................    239,467     249,143    158,897
   Other.....................................     42,776      23,197     28,481
                                              ----------  ---------- ----------
     Total accrued expenses.................. $1,650,374  $1,503,321 $1,157,356
                                              ==========  ========== ==========

7. COMMITMENTS AND CONTINGENCIES

 Capital Leases

  During the six months ended March 31, 1998 (unaudited), the Company secured a $1,000,000 equipment lease line of credit and entered into a sale-leaseback arrangement. Under the arrangement, the Company sold certain electronic equipment and leased it back for a period of three years. The leaseback has been accounted for as a capital lease. There was no significant difference between the book value and fair value of the equipment sold, and accordingly, no gain or loss from the sale was recorded. Future payments under the capital lease obligation at March 31, 1998 (unaudited) are as follows:

   Years ending September 30, 1998....................................  $114,045
                              1999....................................   235,889
                              2000....................................   235,889
                              2001....................................    70,672
                                                                        --------
   Total payments......................................................  656,495
   Less amount representing interest at 8.8% per annum.................   72,634
                                                                        --------
   Present value of future lease payments at March 31, 1998
    (unaudited)........................................................ $583,861
                                                                        ========

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

 Operating Leases

  The Company leases office space under two leases which expire in 1999. Future minimum lease payments under these operating leases are as follows:

   Years ending September 30, 1998....................................  $374,000
                              1999....................................   190,000
                                                                        --------
                                                                        $564,000
                                                                        ========

  Lease payments do not include operating expenses or utilities, which are adjusted annually. Rent expense was $306,111, $254,327 and $248,944 for the years ended September 30, 1997, 1996 and 1995, respectively. Rent expense was $223,809 and $130,987 for the six months ended March 31, 1998 and 1997 (unaudited), respectively.

 Government Contracts

  A significant portion of the revenues of the Company represent payments made by the U.S. Government and by contractors that have prime contracts with the U.S. Government. These revenues are subject to adjustment upon audit by the Defense Contract Audit Agency ("DCAA"). Audits by the DCAA have been completed on the Company's contracts and subcontracts through the year ended September 30, 1994. Management is of the opinion that any disallowances by the government auditors, other than amounts already provided, will not materially affect the Company's financial statements.

8. INCOME TAXES

  The provision for income taxes consists of the following:

                            SIX MONTHS ENDED MARCH 31,      YEARS ENDED SEPTEMBER 30,
                            -----------------------------   ---------------------------
                                1998            1997          1997     1996      1995
                            -------------   -------------   -------- --------  --------
                             (UNAUDITED)     (UNAUDITED)
   Current tax expense
     Federal...............  $     407,570   $     134,098  $289,616 $154,910  $142,972
     State.................         90,230          31,402    64,138   37,635    31,706
                             -------------   -------------  -------- --------  --------
                                   497,800         165,500   353,754  192,545   174,678
   Deferred tax expense
    (benefit)..............            --              --     29,589  (13,194)   20,805
                             -------------   -------------  -------- --------  --------
     Total provision.......  $     497,800   $     165,500  $383,343 $179,351  $195,483
                             =============   =============  ======== ========  ========

  The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

                                                         SEPTEMBER 30,
                                MARCH 31,     -----------------------------------
                                  1998              1997              1996
                            ----------------- ----------------- -----------------
                            ASSET (LIABILITY) ASSET (LIABILITY) ASSET (LIABILITY)
                            ----------------- ----------------- -----------------
                               (UNAUDITED)
   Depreciation and
    amortization...........     $(94,205)         $(94,205)         $(36,827)
   Vacation accrual........      134,629           134,629            99,040
   Revenue reserve.........        3,900             3,900            11,700
                                --------          --------          --------
     Net deferred tax
      asset................     $ 44,324          $ 44,324          $ 73,913
                                ========          ========          ========

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

  The effective income tax rates differ from the statutory United States income tax rate due principally to the following:

                               SIX MONTHS ENDED MARCH 31,            YEARS ENDED SEPTEMBER 30,
                             --------------------------------      ----------------------------
                                 1998               1997             1997      1996      1995
                             -------------      -------------      --------  --------  --------
                              (UNAUDITED)        (UNAUDITED)
   Federal statutory rate..           34.0%              34.0%         34.0%     34.0%     34.0%
   State tax, net of
    federal income tax
    benefit................            4.6                4.6           4.6       4.6       4.6
   Tax deductible stock
    option compensation....            --                 --            --       (2.8)     (4.1)
   Other...................            --                (1.7)         (0.7)     (0.1)     (0.6)
                                ----------      -------------      --------  --------  --------
     Effective rate........           38.6%              36.9%         37.9%     35.7%     33.9%
                                ==========      =============      ========  ========  ========

9. PROFIT SHARING AND EMPLOYEE BENEFITS PLANS

  The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees. Profit sharing contributions consist of discretionary amounts determined each year by the Board of Directors of the Company based upon net profits for the year and total compensation paid. The 401(k) feature allows employees to make elective deferrals not to exceed 10% of compensation. Effective January 1, 1995, the separate profit sharing and 401(k) plans were combined into one plan. The Company also has a money purchase plan which obligates the Company to contribute 5% of eligible salaries under the plan.

  For the years ended September 30, 1997, 1996 and 1995, contributions to the plans totalled $570,829, $473,552 and $455,269, respectively. For the six months ended March 31, 1998 and 1997 (unaudited), contributions totalled $361,818 and $264,960, respectively.

10. STOCK OPTION PLAN

  Effective May 25, 1988, as amended on January 1, 1994, the Company established a stock option plan to create additional incentives for the Company's employees, consultants and directors to promote the financial success of the Company. The Board of Directors has sole authority to select full-time employees, directors or consultants to receive awards of options for the purchase of stock under this plan. The maximum number of shares of common stock which may be issued pursuant to the stock option plan is 1,200,000. (On May 8, 1998, the Board of Directors authorized, subject to stockholders' approval, an increase in the number of shares available for issuance under the plan to 1,800,000.) The price of the options is set at the stock's bid price on the date of the Board of Directors meeting at which the option is granted. Options expire no later than ten years from the date of grant (five years for greater than 10% owners) or when employment ceases, whichever comes first, and vest from one to five years.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

  The stock option plan is accounted for under Accounting Principles Board
(APB) Opinion No. 25. Accordingly, no compensation has been recognized for the plan. Had compensation cost for the plans been determined based on the estimated fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards (SFAS) No. 123, the Company's net income and earnings per share would have been:

                         SIX MONTHS ENDED MARCH 31,      YEARS ENDED SEPTEMBER 30,
                         -----------------------------   -------------------------
                             1998            1997            1997         1996
                         -------------   -------------   ------------ ------------
                          (UNAUDITED)     (UNAUDITED)
   Net income:
     As reported.......   $     791,205   $     283,097  $    628,829 $    323,017
     Pro forma.........   $     644,092   $     140,027  $    358,991 $     65,631
   Earnings per share:
     As reported--
      basic............   $        0.14   $        0.05  $       0.11 $       0.06
     --dilutive........   $        0.13   $        0.05  $       0.11 $       0.06
     Pro forma--basic..   $        0.11   $        0.02  $       0.07 $       0.01
     --dilutive........   $        0.11   $        0.02  $       0.07 $       0.01

  The fair value of the options granted is estimated on the date of the grant using the Black-Scholes options--pricing model assuming the following: no dividend yield, risk-free interest rate of 6%, expected volatility of 40%, and an expected term of the options of four years. Stock option balances and activity discussed herein have been adjusted for the stock splits discussed in
Note 11.

  Options to purchase stock under this plan were outstanding to employees as follows:

      MARCH 31, 1998              SEPTEMBER 30, 1997
      --------------              ------------------
        NUMBER OF                     NUMBER OF                            EXERCISE PRICE
          SHARES                        SHARES                               PER SHARE
      --------------              ------------------                       --------------
       (UNAUDITED)
          84,072                       112,794                              $ 1.00-1.99
          96,522                       100,622                                2.00-2.99
         368,800                       422,424                                3.00-3.99
         119,400                        98,000                                4.00-4.99
          16,400                         3,400                                5.00-5.99
           3,000                           --                                 6.00-6.99
           4,000                           --                                 9.00-9.99
           5,000                           --                               12.00-12.99
         -------                       -------
         697,194                       737,240
         =======                       =======

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

  Of the options outstanding at March 31, 1998 (unaudited) and September 30, 1997, 354,544 and 376,514 options, respectively, are exercisable immediately, and 342,650 and 360,726 options, respectively, are exercisable over the next four years. Transactions involving the plan were as follows:

                                                                    WEIGHTED
                                                        SHARES   AVERAGE PRICES
                                                        -------  --------------
   Options outstanding, September 30, 1994............. 184,800      $1.83
     Granted........................................... 126,600      $2.98
     Exercised......................................... (34,356)     $1.78
     Cancelled.........................................     --         N/A
                                                        -------
   Options outstanding, September 30, 1995............. 277,044      $2.36
     Granted........................................... 513,600      $3.82
     Exercised......................................... (52,722)     $2.45
     Cancelled......................................... (30,000)     $4.34
                                                        -------
   Options outstanding, September 30, 1996............. 707,922      $3.33
     Granted...........................................  39,024      $4.39
     Exercised.........................................  (9,706)     $2.57
     Cancelled.........................................     --         N/A
                                                        -------
   Options outstanding, September 30, 1997............. 737,240      $3.40
     Granted (unaudited)...............................  54,000      $6.21
     Exercised (unaudited)............................. (86,072)     $3.11
     Cancelled (unaudited).............................  (7,974)     $3.26
                                                        -------
   Options outstanding, March 31, 1998 (unaudited)..... 697,194      $3.65
                                                        =======


  The weighted average fair values of options granted during the years ended September 30, 1997 and 1996 were $1.51 and $1.73, respectively. The weighted average fair values of options granted during the six months ended March 31, 1998 and 1997 (unaudited) were $2.45 and $1.72, respectively.

11. STOCK SPLITS AND AUTHORIZED SHARES

  On June 4, 1997, the Company's shareholders approved an increase to the Company's authorized shares from 2.0 million to 10.0 million and also authorized a three-for-one stock split which became effective in July 1997. On May 29, 1998, the Company's board of directors declared a two-for-one stock split in the form of a 100% stock dividend for stockholders of record as of June 9, 1998.

  Stockholders' equity has been restated to give retroactive recognition to the stock splits for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the splits. In addition, all references to number of shares, per share amounts, stock option data, and market prices of common stock have been restated.

  On May 8, 1998, the Board of Directors resolved, subject to stockholders' approval, to authorize 1.0 million shares of preferred stock.

12. SUPPLEMENTAL CASH FLOW INFORMATION

  For the years ended September 30, 1997, 1996 and 1995, income taxes paid, net of refunds, were $214,360, $410,076 and $81,012, respectively, and interest expense incurred and paid was $10,509, $2,320 and $2,529, respectively.

                    INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

  For the six months ended March 31, 1998 and 1997 (unaudited), income taxes paid, net of refunds, were $179,570 and $82,952, respectively, and interest expense incurred and paid was $47,914 and $6,096, respectively.

  Capital lease obligations of $123,953 were incurred during the six months ended March 31, 1998 (unaudited) when the Company entered into new leases for equipment.

13. BUSINESS SEGMENT INFORMATION

  Subsequent to the year ended September 30, 1995, the Company's operations included two reportable segments: Satellite ground systems and electronic test instrumentation and equipment marketing.

  The Company provides satellite ground systems--computer systems for satellite command and control, data processing, simulation, and flight software validation. Customers for these systems include U.S. Government organizations such as National Aeronautics and Space Administration (NASA), the National Oceanic and Atmospheric Administration (NOAA), and the U.S. Air Force, as well as commercial satellite operators, both domestic and foreign.

  Through its wholly-owned subsidiary IMI, the Company acts as a manufacturer's representative, selling electronic test instrumentation and equipment to customers primarily in Maryland, Virginia and the District of Columbia. (The Company's other wholly-owned subsidiary, InterSys, provides consulting services for satellite design and procurement, but is presently inactive.) Summarized financial information is as follows:

                            SIX MONTHS ENDED MARCH 31,  YEARS ENDED SEPTEMBER 30,
                            --------------------------- -------------------------
                                1998          1997          1997         1996
                            ------------- ------------- ------------ ------------
                             (UNAUDITED)   (UNAUDITED)
   Net sales
     Satellite ground
      systems.............. $  11,567,464 $  9,049,490  $ 19,521,353 $ 10,555,371
     Equipment marketing... $     818,267 $    218,470  $    537,631 $    661,777
   Income before taxes
     Satellite ground
      systems.............. $     975,932 $    415,064  $    882,483 $    343,797
     Equipment marketing... $     313,073 $     33,534  $    129,689 $    158,571
   Identifiable assets
     Satellite ground
      systems.............. $  12,170,590 $  8,175,244  $ 11,130,040 $  6,139,157
     Equipment marketing... $     459,965 $    501,200  $    192,414 $    405,351
   Capital expenditures
     Satellite ground
      systems.............. $      96,447 $    286,742  $    705,146 $    305,220
     Equipment marketing... $       4,747 $      3,686  $     15,087 $      1,579
   Depreciation and
    amortization
     Satellite ground
      systems.............. $     188,780 $     98,972  $    312,706 $    192,838
     Equipment marketing... $       3,136 $      1,481  $      4,830 $      3,478

  Identifiable assets of the respective segments include accounts receivable, property and equipment, and software development costs. Cash and cash equivalents and the remaining assets are considered corporate assets. There were no significant intercompany sales.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CRE-ATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO THE DATE OF THE PROSPECTUS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Price Range of Common Stock..............................................  15
Capitalization...........................................................  16
Selected Financial Data..................................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  26
Management...............................................................  39
Certain Transactions.....................................................  44
Principal and Selling Stockholders.......................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  49
Underwriting.............................................................  50
Legal Matters............................................................  51
Experts..................................................................  51
Available Information....................................................  52
Glossary of Acronyms.....................................................  53
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             1,500,000 SHARES

                            INTEGRAL SYSTEMS, INC.

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                                ALLEN & COMPANY
                                 INCORPORATED

                              FERRIS, BAKER WATTS
                                 INCORPORATED

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, all of which will be paid by the Company:

   Registration Fee--Securities and Exchange Commission...............   $7,918
   Filing Fee--National Association of Securities Dealers, Inc........    3,094
   Listing Fee--Nasdaq National Market................................   69,375
   Transfer Agent and Registrar Fees and Expenses.....................   10,000
   Blue Sky Filing Fees...............................................   17,000
   Legal Fees and Expenses............................................  125,000
   Accounting Fees and Expenses.......................................   50,000
   Printing and Engraving Expenses....................................  100,000
   Miscellaneous......................................................   92,613
                                                                       --------
     Total............................................................ $475,000
                                                                       ========

  The Company will bear all of the foregoing fees and expenses.

  The foregoing, except for the Securities and Exchange Commission Registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market entry fee, are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 2-418 of the Maryland General Corporation Law ("MGCL") permits a corporation to indemnify each of its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to which he or she may be made a party by reason of his or her service in that capacity or certain other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. In addition, Section 2-418(f) of the MGCL permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity or certain other capacities, provided that the corporation shall have received (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The MGCL also provides that, unless limited by the corporation's articles of incorporation, a director or officer of the corporation who has been successful, on the merits or otherwise, shall be indemnified against reasonable expenses incurred by the director or officer in connection with any proceeding to which he or she is made a party by reason of his or her service in that capacity or certain other capacities. Maryland law permits a corporation to indemnify and advance expenses to a present and former officer, employee or agent of the corporation to the same extent as a director, and to provide additional indemnification to such an officer, employee or agent who is not also a director.

  The Company has provided for indemnification of directors, officers, employees and agents in Article Ninth of the Proposed Charter and in Section 1 of Article VI of the By-Laws. These provisions read as follows:

    The Corporation shall indemnify as determined by the Board of Directors any person who is serving or has served as a director or officer or employee or agent of this Corporation to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer or employee or agent of the corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

    In addition, the Corporation as determined by the Board of Directors shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the extent permitted by the Maryland Law.

  Note that the Proposed Charter does not limit the requirement of the MGCL that a corporation indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred by the director or officer in any proceeding to which he or she is made a party by reason of his or her service in that capacity or certain other capacities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  Under Maryland law, a corporation is permitted to limit by provision in its articles of incorporation the liability of its directors and officers to the corporation or to its stockholder for money damages except to the extent that
(i) it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

  The Company has not limited the liability of its directors and officers for money damages in its Proposed Charter.

  Under Maryland law, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or certain other capacities or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the MGCL.

  The Company has provided for the purchase of insurance for directors, officers, employees or agents of the Company in Section 2 of Article VI of the By-Laws. This provision reads as follows:

    Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or who, while a director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's position as such, whether or not the Corporation would have the power to indemnify him against such liability under the By-Laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since March 1, 1995, the Company has not issued or sold any unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

      1.1 Form of Underwriting Agreement.*
      3.1 Amended and Restated Articles of Incorporation of the Company.*
      3.2 Amended and Restated By-Laws of the Company.*
      4.1 Specimen Common Stock Certificate.+
      5.1 Opinion of Venable, Baetjer and Howard, LLP.*
     10.1 1988 Stock Option Plan.*
     10.2 Contract, effective 5/17/96, between Integral Systems, Inc. and the
          U.S. National Oceanic and Atmospheric Administration (Incorporated by reference to the Company's Annual Report on Form 10-KSBA filed by the Company with the Commission on July 10, 1997). (Portions of this exhibit have been omitted pursuant to an order for confidential treatment granted by the Securities and Exchange Commission.)+
     10.3 Lease dated April 1, 1987, as amended, between Integral Systems, Inc.
          and Washington Business Park Associates.*
     10.4 Master Equipment Lease Agreement dated December 3, 1997 between
          NationsBanc Leasing Corporation and Integral Systems, Inc.+
     10.5 Loan Agreement dated November 14, 1997 between NationsBank, N.A. and
          Integral Systems, Inc. and Promissory Note dated November 14, 1997 by
          Integral Systems, Inc. in favor of NationsBank, N.A.+
     11.1 Computation of Per Share Earnings.+
     21.1 List of Subsidiaries of the Registrant.+
     23.1 Consent of Venable, Baetjer and Howard, LLP (included in its opinion filed as Exhibit 5.1).*
     23.2 Consent of Rubino & McGeehin, Chartered.
     24.1 Power of Attorney (contained on the signature page).+

--------
*To be filed by amendment.

+Previously filed.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lanham, Maryland, on the 10th day of July, 1998.

                                          INTEGRAL SYSTEMS, INC.


                                          By:    /s/ Steven R. Chamberlain
                                              ---------------------------------
                                                   STEVEN R. CHAMBERLAIN
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

      /s/ Steven R. Chamberlain        Chief Executive
-------------------------------------   Officer and             July 10, 1998
        STEVEN R. CHAMBERLAIN           Chairman (Principal
                                        Executive Officer)


               *                       Vice President and       July 10, 1998
-------------------------------------   Chief Financial
          ELAINE M. PARFITT             Officer (Principal
                                        Financial and
                                        Accounting Officer)

               *                       Director, President      July 10, 1998
-------------------------------------   and Chief Operating
           THOMAS L. GOUGH              Officer


               *                       Director, Vice           July 10, 1998
-------------------------------------   President Quality
          ROBERT P. SADLER              Control, Secretary
                                        and Treasurer

               *                       Director                 July 10, 1998
-------------------------------------
          BONNIE K. WACHTEL


               *                       Director                 July 10, 1998
-------------------------------------
          DOMINIC A. LAITI


               *                       Director                 July 10, 1998
-------------------------------------
           R. DOSS MCCOMAS


*By: /s/ Steven R. Chamberlain
     ---------------------------
        STEVEN R. CHAMBERLAIN
           ATTORNEY-IN-FACT

                             INTEGRAL SYSTEMS, INC.

                               INDEX TO EXHIBITS

  (a) Exhibits

      1.1 Form of Underwriting Agreement.*
      3.1 Amended and Restated Articles of Incorporation of the Company.*
      3.2 Amended and Restated By-Laws of the Company.*
      4.1 Specimen Common Stock Certificate.+
      5.1 Opinion of Venable, Baetjer and Howard, LLP.*
     10.1 1988 Stock Option Plan.*
     10.2 Contract, effective 5/17/96, between Integral Systems, Inc. and the
          U.S. National Oceanic and Atmospheric Administration (Incorporated by reference to the Company's Annual Report on Form 10-KSBA filed by the Company with the Commission on July 10, 1997). (Portions of this exhibit have been omitted pursuant to an order for confidential treatment granted by the Securities and Exchange Commission.)+
     10.3 Lease dated April 1, 1987, as amended, between Integral Systems, Inc.
          and Washington Business Park Associates.*
     10.4 Master Equipment Lease Agreement dated December 3, 1997 between
          NationsBanc Leasing Corporation and Integral Systems, Inc.+
     10.5 Loan Agreement dated November 14, 1997 between NationsBank, N.A. and
          Integral Systems, Inc. and Promissory Note dated November 14, 1997 by
          Integral Systems, Inc. in favor of NationsBank, N.A.+
     11.1 Computation of Per Share Earnings.+
     21.1 List of Subsidiaries of the Registrant.+
     23.1 Consent of Venable, Baetjer and Howard, LLP (included in its opinion filed as Exhibit 5.1).*
     23.2 Consent of Rubino & McGeehin, Chartered.
     24.1 Power of Attorney (contained on the signature page).+

--------
*To be filed by amendment.

+Previously filed.